Exhibit 10.1

EXECUTION VERSION

U.S. $100,000,000

CREDIT AGREEMENT

Dated as of June 23, 2015

among

COEUR MINING, INC.,

as Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS BANK PLC,

as Sole Lead Arranger and Sole Bookrunner,

and

BARCLAYS BANK PLC,

as Syndication Agent

i

ii

iii

iv

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Guaranty and Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	[Reserved]
Exhibit H	Form of Note
Exhibit I	[Reserved]
Exhibit J-1	Form of U.S. Tax Compliance Certificate
Exhibit J-2	Form of U.S. Tax Compliance Certificate
Exhibit J-3	Form of U.S. Tax Compliance Certificate
Exhibit J-4	Form of U.S. Tax Compliance Certificate
Exhibit K	Form of Administrative Questionnaire
Exhibit L	Form of Officer’s Compliance Certificate

Schedule 2.01	Commitments
Schedule 3.01	Jurisdiction of Organization and Qualification
Schedule 3.02	Subsidiaries and Capitalization
Schedule 3.03	Organizational Structure
Schedule 3.12	ERISA Plans
Schedule 3.15	Labor and Collective Bargaining Agreements
Schedule 3.19	Real Property
Schedule 3.22	Litigation
Schedule 4.02	Mortgaged Property
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

v

CREDIT AGREEMENT dated as of June 23, 2015 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), among COEUR MINING, INC., a corporation organized under the laws of Delaware (the “Borrower”), the SUBSIDIARY GUARANTORS party hereto from time to time, the LENDERS party hereto from time to time, and BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”) for the Lenders and other Secured Parties (as defined herein).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date in an aggregate principal amount for all such Loans of U.S. $100.0 million; and

WHEREAS, the Borrower will use the proceeds of the Loans to (i) on the Closing Date, repay all indebtedness and cancel all commitments outstanding under the Existing Credit Agreement, (ii) provide for general corporate purposes of the Borrower and its Subsidiaries and (iii) pay all fees and expenses in connection with the foregoing.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Adjusted Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the greater of (x) (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserves and (y) 1.00% per annum; provided that at no time shall the Adjusted Eurodollar Rate be deemed to be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit K or any other form approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.05(a).

“Agency Fee Letter” shall mean that certain Agency Fee Letter, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Collateral Agent.

“Agent Fees” shall have the meaning assigned to such term in Section 2.10(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall mean for any day with respect to (a) any Eurodollar Loan, 8.00% per annum and (b) any Base Rate Loan, 7.00% per annum.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Barclays in its capacity as sole lead arranger and sole bookrunner of the Term Loan Facility.

“Asset Sale” shall mean (1) the sale, lease, conveyance or other disposition of any assets or rights by the Borrower or any Restricted Subsidiary; and (2) the issuance of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any of the Borrower’s Restricted Subsidiaries of Equity Interests in any of the Borrower’s Subsidiaries. Notwithstanding the preceding, none of the following items in clauses (1) through (17) will be deemed to be an Asset Sale: (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million; (2) a transfer of assets between or among the Borrower and the other Loan Parties, between or among Restricted Subsidiaries that are not Loan Parties or by any Restricted Subsidiaries that are not Loan Parties to the Borrower or any other Loan Party; (3) an issuance of Equity Interests by a Restricted Subsidiary that is a Loan Party to the Borrower or to a Restricted Subsidiary that is a Loan Party or an issuance of Equity Interests by a Restricted Subsidiary that is not a Loan Party to the Borrower or another Restricted Subsidiary; (4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business (including the sale of gold and gold bearing material pursuant to the Franco-Nevada Agreement (but not including other sales of royalty or stream interests)) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as whole); (5) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries; (6) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; (7) the granting of Liens not prohibited by Section 6.02 hereof; (8) the sale or other disposition of cash or Cash Equivalents; (9) any Restricted Payment that does not violate Section 6.06 hereof or a Permitted Investment; (10) any exchange of assets for assets (including a combination of assets (which assets may include Equity Interests or any securities convertible into, or exercisable or exchangeable for, Equity Interests, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15.0 million shall be evidenced by a certificate from a Responsible Officer of the Borrower and (b) $30.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Borrower; provided that the Borrower shall apply any cash or Cash Equivalents received in any such exchange of assets as described in Section 2.09(c)) hereof; (11) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction; (12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (13) the issuance by a Restricted Subsidiary of preferred stock that is permitted by Section 6.01 hereof; (14) any sale of Equity Interests or Indebtedness or other securities of an Unrestricted Subsidiary; (15) sales of assets received by the Borrower or any Restricted Subsidiary upon foreclosures on a Lien; (16) the unwinding of any Hedging Obligations; and (17) any dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements. Notwithstanding the foregoing exclusions, the following shall constitute Asset Sales: (a) any sale, lease, conveyance or other disposition or transfer, directly or indirectly, of (i) any Equity Interests in any of Coeur Alaska, Coeur Rochester and Wharf and/or (ii) any or all of the assets or Property comprising the Kensington Mine, the Rochester Mine or the Wharf Mine (other than transactions described in clause (b) below), other than, in each case, any Permitted Collateral Mine Asset Sale, and (b) any sale of royalty or stream interests in respect of the mining properties of the Borrower and its Restricted Subsidiaries (other than pursuant to the exclusion in clause (2) above).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as may be approved by the Administrative Agent.

“Attributable Debt” shall mean in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to:

(i) an amount, not less than zero, equal to (x) the cumulative amount of Excess Cash Flow of the Borrower for all Fiscal Years completed after the Signing Date (commencing with the Fiscal Year ending December 31, 2015) and prior to the Available Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required) to be applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.09(c)(iv); plus

(ii) the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or any other property received by any Loan Party as a capital contribution or in return for any issuance (without duplication of clause (iii) immediately below) of its common Qualified Equity Interests (other than any Equity Interests issued to any Loan Party or any Restricted Subsidiary) and Not Otherwise Applied during the period from and including the Business Day immediately following the Signing Date through and including the Available Amount Reference Time; plus

(iii) the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of any Loan Party issued after the Signing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Loan Parties or any other Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of any Loan Party that does not constitute Disqualified Equity Interests, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by any Loan Party upon such exchange or conversion, in each case, during the period from and including the Business Day immediately following the Signing Date through and including the Available Amount Reference Time; plus

(iv) the proceeds received by any Loan Party or any other Restricted Subsidiary during the period from and including the Business Day immediately following the Signing Date through and including such time in connection with returns, profits, distributions and similar amounts, including cash principal repayments of loans, in each case received in respect of any Permitted Investment made after the Signing Date (in an amount not to exceed the original amount of such Investment); plus

(v) an amount equal to the sum of (A) the amount of any Permitted Investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment less the fair market value of any transfers, conveyances or other distributions from such Unrestricted Subsidiary under clause (B) of this clause (v)) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) without duplication of clause (A) of this clause (v) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to any Loan Party or any Restricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; minus

(vi) the aggregate amount of Investments made using the Available Amount pursuant to clause (18) of the definition of “Permitted Investments” during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Base Rate” shall mean a fluctuating rate per annum equal to the greatest of (x) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (y) the Federal Funds Effective Rate plus  1⁄2 of 1.00% and (z) the Adjusted Eurodollar Rate plus 1.00% per annum; provided that at no time will the Base Rate be deemed to be less than 2.00% per annum.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean: (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrower Notice” shall have the meaning assigned to such term in Section 4.02(h)(ii).

“Borrowing” shall mean a group of Loans of a single Type under any Facility and made on a single date to the Borrower and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) United States dollars, Canadian dollars, Australian dollars, New Zealand dollars, Mexican pesos, Argentine pesos, Chilean pesos and Bolivian bolivianos or such other local currencies held by the Borrower and its Subsidiaries, or in a demand deposit account in the name of the Borrower or any Subsidiary, from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition and bankers’ acceptances with maturities not exceeding six months, in each case, with any Lender or with any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or better from either S&P or Moody’s, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million (or its foreign currency equivalent); provided that Cash Equivalents may include certificates of deposit and Eurodollar time deposits at a commercial bank that does not meet the ratings or capital requirements set forth above, in an aggregate amount at any time outstanding, not to exceed, as of any date of calculation, $1.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments and, in each case, maturing within one year after the date of acquisition; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent, in its capacity as a party to such Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“CFC” shall mean any direct or indirect Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Debt” shall mean indebtedness owed by a CFC that is secured by the assets of such CFC.

A “Change in Control” shall mean an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Equity Interests of the Borrower entitled to vote in the election of members of the Board of Directors of the Borrower; or

(b) there shall have occurred under any indenture or other agreement or instrument evidencing any Indebtedness or Equity Interests of the Borrower or any other Material Subsidiary of the Borrower in excess of the Threshold Amount any “change in control” or similar defined event (as defined in such indenture or other agreement or instrument) constituting a default thereunder or obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Signing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Signing Date; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Extended Term Loans.

“Closing Date” shall mean the date on which the conditions set forth in Section 4.02 are met or waived in accordance with the terms of this Agreement and the funding of the Loans occur hereunder, and “Closing” shall mean the making of the initial Loans on the Closing Date hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein).

“Coeur Alaska” shall mean Coeur Alaska, Inc., a Delaware corporation.

“Coeur Mexicana” shall mean Coeur Mexicana S.A. de C.V., a company organized under the laws of Mexico.

“Coeur Rochester” shall mean Coeur Rochester, Inc., a Delaware corporation.

“Collateral” shall mean all the “Collateral” (or similar term) as defined in any Security Document. For the sake of clarity, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, Collateral shall not include Excluded Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Commitments” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Extended Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7. U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, but excluding the current portion of Consolidated Total Debt.

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iii) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(iv) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(v) all unusual or non-recurring charges or expenses and all restructuring charges; minus

(vi) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(vii) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding anything herein to the contrary, (i) for purposes of determining Consolidated EBITDA attributable to Wharf for any period that includes any of the Fiscal Quarters ending June 30, 2014, September 30, 2014, December 31, 2014 or March 31, 2015, the Consolidated EBITDA for each such Fiscal Quarter shall be $8,466,000, $5,807,000, $10,273,000 and $3,263,000, respectively, and (ii) except for purposes of the determination of the Fixed Charge Coverage Ratio (with respect to which pro forma adjustments shall be governed by the terms of such definition), Consolidated EBITDA shall be calculated on a Pro Forma Basis following the consummation of any Specified Transaction to give pro forma effect to such Specified Transaction.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (and loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(i) all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(ii) the net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(iii) solely for the purpose of determining Excess Cash Flow and the Available Amount, the net income (and loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated

Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(iv) the cumulative effect of a change in accounting principles will be excluded;

(v) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 and non-cash mark-to-market adjustments in respect of the Franco-Nevada Agreement will be excluded;

(vi) any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options will be excluded;

(vii) any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case pursuant to GAAP, will be excluded; and

(viii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, director or employees will be excluded.

“Consolidated Net Tangible Assets” shall mean, as of any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower that is available internally, minus all current liabilities of the Borrower and its Restricted Subsidiaries reflected on such consolidated balance sheet and minus total goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries reflected on such consolidated balance sheet, all calculated on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating “Consolidated Net Tangible Assets” for purposes of testing the covenants under this Agreement in connection with any transaction, the total consolidated assets, current liabilities, total goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including any such transactions occurring on the date of determination.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all debt for borrowed money (including drawn letters of credit that have not been reimbursed within three Business Days (except to the extent reimbursed with debt for borrowed money)), Capital Lease Obligations and purchase money Indebtedness described in clauses (a), (b), (c) and (d) of the definition of “Indebtedness” of the Borrower and its Subsidiaries.

“Consolidated Working Capital” shall mean, at any date, (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Indebtedness” shall mean Indebtedness of the Borrower (which may be guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of this Agreement that is either (a) convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities” shall mean, one or more debt facilities or commercial paper facilities, indentures or debt security or note issuances, in each case, with banks, investment banks, insurance companies, mutual funds or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, other borrowings, debt securities or note issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt” of any Person shall mean, as of any date of determination, (without duplication) all Indebtedness on such date determined in accordance with GAAP.

“Deemed Capitalized Leases” shall mean obligations of any Loan Party or any Restricted Subsidiary that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within two (2) Business Days of the date when due; (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has, for three (3) or more Business Days after request of the Administrative Agent or the Borrower, failed to confirm to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such confirmation); or (d) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its direct or indirect parent company or the exercise of control over a Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination from the Administrative Agent to the Borrower and each Lender.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Discharge of the Obligations” shall mean, and shall have occurred, when (i) after the Closing Date, all Obligations shall have been paid in full in cash (other than (a) those expressly stated to survive termination, (b) contingent indemnification obligations for which no claim has been made in writing at the time the Commitments have been terminated and all principal and interest on each Loan, all Fees and all other Obligations have been paid in full, (c) obligations and liabilities under Secured Hedge Agreements that have been cash collateralized or as to which other arrangements satisfactory to the applicable Hedge Bank shall have been made and (d) obligations under Cash Management Agreements) and (ii) all Commitments shall have terminated or expired.

“Disqualified Equity Interests” shall mean any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, or requires the payment of any scheduled cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to ninety-one (91) days after the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt or debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to one-hundred eighty (180) days after the Latest Maturity Date.

“Domestic Subsidiary” shall mean any Subsidiary that (a) is organized under the laws of any political subdivision of the United States, (b) is not a FSHCO and (c) is not owned directly or indirectly by a CFC.

“Eligible Assignee” shall mean any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course.

“Employee Benefit Plan” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is maintained for employees of any Loan Party or, to the extent any Loan Party has, or could have, any direct or contingent liability, any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Loan Party or any current ERISA Affiliate or, to the extent any Loan Party has, or could have, any direct or contingent liability, any former ERISA Affiliate.

“Engagement Letter” shall mean that certain Engagement Letter, dated May 14, 2015, by and between the Borrower and Barclays, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of, or liability under, any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims or orders by Governmental Authorities or third parties for enforcement, cleanup, removal, response, or remedial actions, contribution, indemnification cost recovery, compensation or injunctive relief resulting from the release of Hazardous Materials or arising from alleged injury or threat of injury to human health, natural resources or the environment.

“Environmental Laws” shall mean any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to or imposing liability or standards of conduct with respect to environmental matters, including, but not limited to, (i) pollution or the preservation or protection of the environment and natural resources, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, labeling, permitting, investigation or remediation of, or exposure to, Hazardous Materials, (iii) the use, operation, development, mining, or closure of any surface or underground mines, (iv) acid mine drainage, (v) Reclamation or (vi) land use.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests (but excluding any Convertible Indebtedness and any other debt security that is convertible into, or exchangeable for, equity interests).

“Equity Offering” shall mean an offering for cash by the Borrower of its common stock, or options, warrants or rights with respect to its common stock, other than (i) public offerings with respect to the Borrower’s common stock, or options, warrants or rights, registered on Form S-4 or S-8 or (ii) an issuance to any Subsidiary.

“Equity Offering Condition” shall have the meaning assigned to such term in Section 6.01(p).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan to the Borrower bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan: (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean for any Fiscal Year of the Borrower, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Fiscal Year;

(ii) the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future Fiscal Year or amortization of a prepaid cash gain that was paid in a prior Fiscal Year);

(iii) the amount of the decrease, if any, in Consolidated Working Capital for such Fiscal Year (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase or recapitalization accounting); and

(iv) the aggregate amount of non-cash losses on the Asset Sales made by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii) capital expenditures made by the Borrower and its Restricted Subsidiaries in cash during such Fiscal Year, in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(iii) the aggregate amount of (A) all regularly scheduled principal payments of Consolidated Total Debt (including, without limitation, the Loans) and (B) solely with respect to the Fiscal Year 2015, principal prepayments of the Indebtedness of Empresa Minera Manquiri, S.A. outstanding on the Signing Date, in each case, made by the Borrower and its Restricted Subsidiaries in cash during such Fiscal Year (other than in respect of any revolving credit facility unless there is an equivalent scheduled permanent reduction in commitments thereunder), in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(iv) the amount of the increase, if any, in Consolidated Working Capital for such Fiscal Year (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase or recapitalization accounting);

(v) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Fiscal Year on account of Investments (including acquisitions) permitted by clauses (3), (10), (11) or (16) of the definition of “Permitted Investments”, in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower; and

(vi) the aggregate amount of non-cash gains on any Asset Sale by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” shall mean, in addition to such assets as are excluded from Collateral pursuant to the terms of the Security Documents, (a) Equity Interests in any Subsidiary other than (x) 100% of the Equity Interests of any Loan Party or (y) 65% of the total outstanding voting Equity Interests, and 100% of the total outstanding non-voting Equity Interests of all First-Tier Foreign Subsidiaries, and first-tier FSHCOs, of any Loan Party, (b) any property or assets of any CFC and (c) any CFC Debt.

“Excluded Real Property” shall mean any Real Property owned, leased, subleased or used by one or more Loan Parties that, when aggregated with all other contiguous (or substantially contiguous) Real Property of any Loan Party, (w) has a purchase price not in excess of $3,000,000, (x) annual lease payments not in excess of $1,000,000, (y) is estimated to contain precious metal reserves worth not more than $5,000,000, and (z) is neither a material nor integral part of any active mine or mining operation of any Loan Party or any other Restricted Subsidiary.

“Excluded Swap Obligation” shall mean with respect to any Guarantor (as defined in the Guaranty and Collateral Agreement), (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its net income or net profits (in each case, however denominated), and franchise Taxes, and branch profits Taxes or similar Taxes, in each case (i) imposed as a result of the recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15(a) or Section 2.15(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.15(f), (d) any United States federal withholding Taxes imposed under FATCA and (e) all liabilities, penalties and interest with respect to any of the foregoing.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of March 31, 2015, between the Borrower and The Bank of Nova Scotia, as lender.

“Extended Commitments” shall have the meaning assigned to such term in Section 2.20(b).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.20(b).

“Extension” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(b).

“Extension Offer” shall have the meaning assigned to such term in Section 2.20(a).

“Facilities” shall mean the respective facility and commitments utilized in making Term Loans or Extended Term Loans hereunder, it being understood that as of the Signing Date and the Closing Date there is one Facility, i.e., the Term Loan Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value shall be conclusively determined in good faith by (i) the Borrower’s Board of Directors and set forth in a resolution of the Borrower’s Board of Directors or (ii) if a Responsible Officer of the Borrower determines in good faith that the Fair Market Value is less than $50.0 million, a Responsible Officer of the Borrower and set forth in a certificate of a Responsible Officer.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations and official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law implementing such intergovernmental agreements).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1.00%) of the quotations for the day of such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Agent Fees and any other fees payable under the Agency Fee Letter or the Engagement Letter.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“First Tier Foreign Subsidiary” shall mean any Foreign Subsidiary that is a CFC and a direct subsidiary of a Loan Party.

“Fiscal Quarter” shall mean a three-month period ending on the last day of March, June, September or December.

“Fiscal Year” shall mean the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (determined in accordance with Regulation S-X under the Securities Act, but including any Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(iv) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(v) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(vi) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than (x) any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (y) for the avoidance of doubt, the accretion of the Franco-Nevada royalty obligation under the Franco-Nevada Agreement), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to any Hedging Obligation in respect of interest rates; plus

(ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(iv) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Equity Interests) or to the Borrower or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(v) any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement); plus

(vi) without duplication, the financing cash flows payable to Franco-Nevada Corporation under the Franco-Nevada Agreement.

“Foreign Asset Sale” shall have the meaning assigned to such term in Section 2.09(c)(v).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” shall have the meaning assigned to such term in Section 2.09(c)(v).

“Franco-Nevada Agreement” shall mean, collectively, (a) the royalty stream agreement entered into by Coeur Mexicana and Franco-Nevada Corporation on January 1, 2009 and (b) the gold purchase and sale agreement entered into by Coeur Mexicana and Franco-Nevada (Barbados) Corporation on October 2, 2014, in each case as in effect on the Signing Date and as may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Lenders in any material respect than the terms of the agreements in effect on the Signing Date.

“FSHCO” shall mean any Subsidiary described in part (a) of the definition of “Domestic Subsidiary” that does not own a material amount of assets other than assets consisting (or treated as consisting for U.S. federal income tax purposes) of direct or indirect Equity Interests in one or more CFCs and/or CFC Debt.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guaranty and Collateral Agreement” shall mean the Guaranty and Collateral Agreement to be dated as of the Closing Date and executed by the Loan Parties in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, which shall be substantially in the form attached as Exhibit E, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, of any nature, in each case which are or become defined or listed as hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic under Environmental Law, are otherwise harmful to human health or the environment or are subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law, including but not limited to, petroleum or petroleum distillates or their breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Hedge Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” shall mean any Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender), or if such quotation is not available, as determined in good faith by the Borrower.

“Hedging Obligations” shall mean, with respect to any Person, all liabilities of such Person under any Hedge Agreement.

“Immaterial Subsidiary” shall mean a Subsidiary now existing or hereafter acquired or formed (other than any such Subsidiary that is a Loan Party) which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent period of four consecutive Fiscal Quarters ending on or prior to such date accounted for less than 2.0% of the consolidated gross revenues of the Borrower and its Subsidiaries and (ii) as of the last day of such period of four consecutive Fiscal Quarters was the owner of less than 2.0% of the Tangible Net Worth of the Borrower and its Subsidiaries; provided that at no time shall (x) the total assets of all Immaterial Subsidiaries exceed 5.0% of the Tangible Net Worth of the Borrower and its Subsidiaries, or (y) the total gross revenues of all Immaterial Subsidiaries, for the most recent period of four consecutive Fiscal Quarters ending on or prior to such date, account for more than 5.0% of the gross revenues of the Borrower and its Subsidiaries.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, including obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within one-hundred eighty (180) days after the incurrence thereof), (d) all Guarantees by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (x) as an account party in respect of letters of credit and (y) in respect of banker’s acceptances and (h) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (valued at the greater of its voluntary or involuntary liquidation preference plus any accrued and unpaid dividends). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.25(b).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, in substantially the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three-months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three-months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December and the Term Loan Maturity Date.

“Interest Period” shall mean, as to any Borrowing consisting of a Eurodollar Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter (or twelve (12) months, if at the time of the relevant Borrowing or continuation or conversion, all Lenders make an interest period of such length available), as the Borrower may elect; provided that, (a) if any Interest Period for a Eurodollar Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Latest Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Loan Party or any other Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the applicable Loan Party will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.06(c) hereof. The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.06(c) hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Kensington Mine” shall mean the underground gold mine owned by Coeur Alaska located north of Juneau, Alaska.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 and any Person (other than a natural person) holding a Commitment or outstanding Loans.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Security Documents and any Notes issued under Section 2.07(d).

“Loan Party” shall mean the Borrower and each Subsidiary Guarantor.

“Loans” shall mean the Term Loans and the Extended Term Loans.

“Make Whole Premium” shall mean the amount equal to the present value of the sum of (i) the Applicable Margin that would have been payable with respect to Loans bearing interest at the Adjusted Eurodollar Rate plus (ii) the greater of (a) the Adjusted Eurodollar Rate “floor” (i.e. 1.00%) and (b) the Adjusted Eurodollar Rate (assuming an Interest Period of three months in effect on the date on which the applicable repayment, prepayment, repricing or acceleration occurs), in each case calculated at a rate per annum on the amount of the principal of such Loans so repaid, prepaid, repriced or accelerated from the date of such repayment until the first anniversary of the Closing Date plus (iii) the prepayment premium on the amount of the principal of such Loans so repaid, prepaid, repriced or accelerated that would have been payable on such Loans had such repayment, prepayment, repricing or acceleration occurred on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (A) a material adverse change in, or material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Document or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” shall mean any Subsidiary other than any Immaterial Subsidiary.

“Maturity Date” shall mean (a) with respect to the Loans that have not been extended pursuant to Section 2.20, the Term Loan Maturity Date, and (b) with respect to any Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment; provided that, if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mining Rights” shall mean all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining and millsite claims, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, inurements, licenses and other rights and interests used by or necessary to mining and related processing operations.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, initially, each parcel of Real Property (other than Excluded Real Property) and the improvements thereto in which a Loan Party has an interest and which is identified on Schedule 4.01 and includes each other parcel of Real Property and improvements thereto in which a Loan Party has an interest and with respect to which a Mortgage is granted pursuant to Section 5.14.

“Mortgages” shall mean the collective reference to each mortgage, deed of trust or other real property security document, encumbering any Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Loan Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party or any other Restricted Subsidiary, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or any Lien on all or any part of the Collateral), and other customary fees and expenses actually incurred by any Loan Party or any other Restricted Subsidiary in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party or any other Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by any Loan Party or any other Restricted Subsidiary, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of any Loan Party or any other Restricted Subsidiary as a result thereof and (b) in connection with any issuance of any Equity Interests or issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“NFIP” shall have the meaning assigned to such term in Section 4.02(h)(ii).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Guarantor Subsidiary” shall mean any Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Lender” shall mean any Lender that is not a U.S. Person.

“Not Otherwise Applied” shall mean, with reference to any Net Cash Proceeds of any cash capital contributions or Net Cash Proceeds from the sale or issuance of any Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction.

“Note” shall mean a promissory note delivered by the Borrower pursuant to Section 2.07(d) and substantially in the form of Exhibit H.

“Obligations” shall mean (a) all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document (including all interest, fees and other amounts which accrue after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding), (b) obligations (other than Excluded Swap Obligations) of any Loan Party arising under any Secured Hedge Agreement or (iii) obligations of any Loan Party under any Secured Cash Management Agreement. Notwithstanding the foregoing, any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Obligations under Secured Cash Management Agreements.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“Officer’s Compliance Certificate” shall mean a certificate of the chief financial officer or the Treasurer of the Borrower substantially in the form of Exhibit L.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Palmarejo Mine” shall mean the surface and underground silver and gold mine owned by Coeur Mexicana located in the state of Chihuahua in northern Mexico.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA and which (a) is maintained, funded or administered for the employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Loan Party or any current ERISA Affiliates or, to the extent any Loan Party has, or could have, any direct or contingent liability, any former ERISA Affiliates.

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” shall mean (i) the acquisition, exploration, development, operation and disposition of mining and precious or base metal processing properties and assets; and (ii) any other business that is the same as, or reasonably related, ancillary or complementary to, the business described in clause (i) or to any of the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Business Investments” shall mean Investments made in (A) the ordinary course of, or of a nature that are customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting or marketing gold, silver or other precious or base metals used, useful or created in the mining business, including through agreements, acquisitions, transactions, interests or arrangements which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (i) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (ii) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (B) Persons engaged in a Permitted Business.

“Permitted Collateral Mine Asset Sale” shall mean, with respect to the Equity Interests in any of Coeur Alaska, Coeur Rochester and Wharf and/or the assets or Property comprising the Kensington Mine, the Rochester Mine or the Wharf Mine:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(b) a transfer of the Equity Interests in any of Coeur Alaska, Coeur Rochester and Wharf and/or the assets or Property comprising the Kensington Mine, the Rochester Mine or the Wharf Mine between or among the Borrower and the other Loan Parties;

(c) an issuance of Equity Interests by Coeur Alaska, Coeur Rochester or Wharf to the Borrower or to a Restricted Subsidiary that is a Loan Party;

(d) the sale, lease or other transfer of products, services or accounts receivable relating to the Kensington Mine, the Rochester Mine or the Wharf Mine in the ordinary course of business (not including sales of royalty or stream interests) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business, including the abandonment of unpatented mining claims reasonably determined by the Borrower in good faith to be in excess of the amount required for current or future operations;

(e) any surrender or waiver of contract rights relating to the Kensington Mine, the Rochester Mine or the Wharf Mine or the settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(f) the granting of Liens not prohibited by Section 6.02 hereof;

(g) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Restricted Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries; and

(h) any exchange of assets for assets (including a combination of assets (which assets may include Equity Interests or any securities convertible into, or exercisable or exchangeable for, Equity Interests, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15.0 million shall be evidenced by a certificate from a Responsible Officer of the Borrower and (b) $30.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Borrower; provided that (i) the Borrower shall apply any cash or Cash Equivalents received in any such exchange of assets as described in Section 2.09(c)) hereof and (ii) any assets received in any such exchange of assets permitted under this clause (h) shall be located in the United States and shall be owned by a Loan Party after the consummation of such exchange.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property (a) any Lien for current real property taxes and assessments not yet delinquent, or that are being contested by appropriate proceedings diligently conducted in good faith for which adequate reserves in accordance with GAAP have been made; (b) covenants, conditions and restrictions, rights of way, easements, mineral rights and water rights reservations; (c) Liens created pursuant to the Loan Documents; (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (x) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (y) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries; (e) encumbrances in the nature of zoning restrictions, easements and rights or, reservations, exceptions, restrictions of record on the use of real property, which individually or in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business, including any reservations or exceptions in patents from the United States and the paramount title of the United States in unpatented mining claims on federal lands; (f) Liens (other than monetary Liens) on any Mortgaged Property (x) of any Subsidiary which are in existence at the time that such Subsidiary is acquired (assuming such acquisition occurs after the date hereof) and (y) of the Borrower or any of its Subsidiaries existing at the time such Mortgaged Property is purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement (assuming such acquisition occurs after the date hereof); provided that, with respect to each of the foregoing clauses (x) and (y), (A) such Liens are not incurred in connection with, or in anticipation of, such acquisition, (B) such Liens shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Borrower or its Subsidiaries (including after-acquired property included in the scope of any such Lien at the time such assets were acquired) and (C) the Indebtedness secured by such Liens is permitted under Section 6.01 of this

Agreement; (g) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; (h) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (x) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (y) secure any Indebtedness; (i) encumbrances on mining properties described in Section 6.02(y); (j) exceptions for matters of public record that are set forth in the policy or policies of title insurance issued by the Title Company and delivered to the Administrative Agent with respect thereto and other minor imperfections on title that do not individually or in the aggregate detract from the use or value of the property; and (k) other matters to which like properties are commonly subject (other than Indebtedness) that could not, individually or in the aggregate, have a Material Adverse Effect on the benefits of the security intended to be provided by the related Mortgage or the value, use, enjoyment or marketability of the Mortgaged Property.

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 6.01.

“Permitted Investment” shall mean (1) any Investment in the Borrower or in a Restricted Subsidiary (provided that, except with respect to Investments that, when taken together with all other such Investments made pursuant to this clause (1) that are at the time outstanding, do not exceed $10.0 million, any such Investment pursuant to this clause (1) by a Loan Party must be in another Loan Party); (2) any Investment in Cash Equivalents; (3) any Investment by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (provided that, except with respect to Investments that, when taken together with all other such Investments made pursuant to this clause (3) that are at the time outstanding, do not exceed $10.0 million, any such Investment pursuant to this clause (3) by a Loan Party must be in a Person that becomes (or is) a Loan Party in connection with or as the result of such Investment); (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.04 hereof; (5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; (6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; (7) Investments represented by Hedging Obligations; (8) any guarantee of Indebtedness permitted to be incurred by Section 6.01 hereof; provided that if such Indebtedness can only be incurred by the Borrower or Subsidiary Guarantors, then such guarantees are only permitted by this clause to the extent made by the Borrower or a Subsidiary Guarantor, and (ii) performance guarantees with respect to obligations incurred by the Borrower or any of its Restricted Subsidiaries that are permitted by this Agreement; (9) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Agreement and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Agreement; (10) Investments acquired after the date of this Agreement as a result of the acquisition by the Borrower or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.03 hereof after the date of this Agreement to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; (11) after the Closing Date, Permitted Business Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding not to exceed, as of the date any such Investment is made, the greater of (x) $175.0 million and (y) 10% of Consolidated Net Tangible Assets as of the date of such Investment; (12) Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business; (13) receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business; (14) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (15) Investments in escrow or trust funds in the ordinary course of business; (16) after the Closing Date, other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed, as of the date of such Investment, the greater of (x) $40.0 million and (y) 1.5% of Consolidated Net Tangible Assets as of the date of such Investment, (17) Permitted Bond Hedge Transactions which constitute Investments, and (18) Investments in an amount not to exceed the Available Amount. Notwithstanding the foregoing, no more than $30.0 million of the proceeds of the Loans hereunder may be invested in any Subsidiary organized under the laws of Mexico or any state thereof during the term of this Agreement.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of any Loan Party or any other Restricted Subsidiary (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (i) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) more than ninety (90) days after the Maturity Date;

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d) such Indebtedness is incurred either by any Loan Party or by any other Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Prepayment Notice” shall mean a notice by the Borrower to prepay Loans in accordance with Section 2.08(c), in substantially the form of Exhibit B.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, for purposes of calculating compliance with a financial ratio set forth herein for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period), including any Pro Forma Cost Savings attributable thereto, shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to such property or such Person disposed of in such Specified Transaction shall be excluded and all income statement items (whether positive or negative) attributable to such property or such Person acquired in such Specified Transaction shall be included. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower.

“Pro Forma Cost Savings” shall mean, with respect to any four-quarter period, the reduction in net costs and expenses that:

(i) the Borrower determines in good faith were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date;

(ii) were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(iii) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Public Side Information” shall have the meaning assigned to such term in Section 9.17(b).

“Qualified Equity Interests” of any Person shall mean any Equity Interests of such Person that is not a Disqualified Equity Interests.

“Real Property” shall mean all real property, including, without limitation, all Mining Rights.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Reclamation” shall mean the reclamation and restoration of land and water courses or other water bodies associated with mines, including backfilling, contouring, capping, grading, revegetating, compacting soil, stabilizing, or other measures that minimize water degradation, flooding, erosion, and other adverse effects incidental to mines, as required pursuant to the Surface Mining Control and Reclamation Act, or any similar law or statute and any permit issued pursuant thereto, to restore a mine property to a usable condition readily adaptable for alternate land uses.

“Recovery Event” shall mean the receipt by any Loan Party or any other Restricted Subsidiary of any cash payments or proceeds under any casualty insurance policy in respect of a covered loss thereunder or as a result of the taking of any assets of any Loan Party or any other Restricted Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Indemnitee” shall mean, with respect to any Indemnitee, (i) any Affiliate of such Indemnitee and (ii) the Related Parties of such Indemnitee, in each case, only to the extent such Person is acting on the instructions of such Indemnitee or within the scope of such Person’s employment or engagement by such Indemnitee.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or depositing in, into, onto or through the Environment, and “Released” shall have a meaning correlative thereto.

“Repricing Event” shall mean (i) (x) any voluntary prepayment of Loans pursuant to Section 2.09(a), in whole or in part, with the proceeds of, or any conversion of any Loans into, any new or replacement tranche of debt financing bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Loans or (y) any amendment to this Agreement that, directly or indirectly, reduces the “effective” interest rate applicable to the Loans or (ii) any assignment permitted under Section 2.17(c) of all or any portion of the Loans of any Lender in connection with any amendment under clause (i) of this definition. For purposes of this definition, the “effective” interest rate shall be deemed to include (1) the margin above the Adjusted Eurodollar Rate on such Loans, (2) any discount in respect of such Loans or any upfront fees in respect thereof paid to the lenders thereof by the Borrower or any Affiliate thereof, (which shall each be equated to interest rates in a manner consistent with generally accepted financial practice based on an assumed four-year average life (or, if less, the remaining life to maturity) and without present value discount) and (3) any interest rate floors with respect to the Adjusted Eurodollar Rate applicable to such Loans; provided, that, in any event, the “effective” interest rate will exclude arrangement, structuring or other fees paid in connection therewith that are not shared with all lenders in connection with such Repricing Event.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments outstanding that, taken together, represent more than 50.0% of the sum of all Loans and Commitments outstanding. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, management committee member, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Borrower.

“Rochester Mine” shall mean the silver and gold surface mining operation owned by Coeur Rochester located in northwestern Nevada.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security

Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and that is designated in writing by the Cash Management Bank and the applicable Loan Party to the Administrative Agent as a “Secured Cash Management Agreement”.

“Secured Hedge Agreement” shall mean any Hedge Agreement permitted under Section 6.14, in each case that is entered into by and between any Loan Party and any Hedge Bank and that is designated in writing by the Hedge Bank and the applicable Loan Party to the Administrative Agent as a “Secured Hedge Agreement”.

“Secured Parties” shall mean, collectively, the Administrative Agent, the other Agents, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.05, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Guaranty and Collateral Agreement, the Mortgages and each other agreement or writing pursuant to which any Loan Party purports to pledge or grant a security interest in any Property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” shall mean those certain 7.875% senior notes due 2021 issued by the Borrower pursuant to that certain Indenture, dated as of January 29, 2013 (the “Senior Notes Indenture”) among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and The Bank of New York Mellon, as indenture trustee.

“Shareholders’ Equity” shall mean, at any particular time, the amount which would, in accordance with generally accepted accounting principles, be classified on the Consolidated balance sheet of the Borrower at such time as shareholders’ equity of the Borrower.

“Signing Date” shall have the meaning assigned thereto in Section 4.01.

“Solvent” or “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following such date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” shall mean (i) any acquisition in respect of which all or substantially all of the assets of, or any practice, facility, business line, unit or division of, any Person or of substantially all of the outstanding Equity Interests of any Person permitted under Section 6.06, (ii) any Asset Sale permitted under Section 6.04, (iii) any other Restricted Payment not covered by clause (i) above permitted under Section 6.06, and (iv) the designation of a subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.09 and, provided that, for purposes of clauses (i), (ii) and (iii) of this definition, such transaction shall only constitute a Specified Transaction if it has an aggregate consideration of at least $15,000,000.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean the collective reference to any Indebtedness incurred by any Loan Party or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, which subordination terms and conditions shall be at least as favorable to the Lenders as those customary for senior subordinated high yield debt securities.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean, collectively, all direct and indirect Subsidiaries of the Borrower, other than (i) Immaterial Subsidiaries and Foreign Subsidiaries (except Immaterial Subsidiaries and Foreign Subsidiaries which become party to the Guaranty and Collateral Agreement pursuant to Section 5.14(c)) in existence on the Closing Date or which become party to the Guaranty and Collateral

Agreement pursuant to Section 5.14; (ii) any CFC, (iii) any FSHCOs, (iv) any direct or indirect Subsidiary of a CFC, (v) any Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that guaranteeing the Loans would cause a material adverse U.S. tax consequence to the Borrower and (vi) any Unrestricted Subsidiary; provided, notwithstanding any other provision in this Agreement or the other Loan Documents to the contrary, that Coeur Alaska, Coeur Rochester and Wharf shall at all times be Subsidiary Guarantors under this Agreement and the other Loan Documents.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.12(a).

“Swap Obligation” shall mean, with respect to any Guarantor (as defined in the Guaranty and Collateral Agreement), any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall mean Barclays Bank PLC in its capacity as syndication agent.

“Tangible Net Worth” shall mean, at any particular time, the amount of Shareholders’ Equity at such time less the aggregate of the amounts, at such time, which would, in accordance with generally accepted accounting principles, be classified upon the Consolidated balance sheet of the Borrower as goodwill (without taking into account any future income tax assets that may be classified as goodwill), intangible assets and accumulated other comprehensive income.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments and other fees imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Term Loan Commitment” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading Term Loan Commitment. The aggregate amount of the Term Loan Commitments on the Signing Date is U.S. $100.0 million.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Maturity Date” shall mean the date that is five years after the Closing Date (or if such date is not a Business Day, the preceding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Termination Event” shall mean the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would reasonably be expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an “at-risk” plan or a plan in “endangered” or “critical” status within the meaning of Section 430 or 432 of the Code or Section 303 or 305 of ERISA or (h) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, or (l) any event or condition with respect to any Employee Benefit Plan, which, under Applicable Law is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Threshold Amount” shall mean $25,000,000.

“Title Company” shall mean Stewart Title Guaranty Company and any other nationally or regionally recognized title insurance company reasonably acceptable to the Borrower and the Administrative Agent.

“Title Policy” shall have the meaning given to such term in Section 5.18.

“Transactions” shall mean, collectively, (a) the repayment of all indebtedness and cancellation of all commitments under the Existing Credit Agreement, (b) the execution and delivery of the Loan Documents, the Borrowings hereunder and the use of the proceeds thereof, (c) the providing of Guarantees and the granting and perfection of security interests in connection with the transactions referred to in clause (b) above and (d) the payment of all fees and expenses owing in connection with the foregoing.

“Treasury Rate” shall mean, as of any repayment, prepayment, repricing or acceleration date, the yield to maturity as of such repayment, prepayment, repricing or acceleration date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the repayment, prepayment, repricing or acceleration date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the repayment, prepayment, repricing or acceleration date to the second anniversary of the Closing Date; provided, however, that if the period from the repayment, prepayment, repricing or acceleration date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Base Rate.

“U.S. Dollars” or “U.S. $” shall mean the lawful currency of the United States.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(3) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f).

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.06(c).

“UCC” shall have the meaning assigned to such term in the Guaranty and Collateral Agreement.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Person designated by the Borrower pursuant to Section 6.09 as an Unrestricted Subsidiary. As of the Signing Date and the Closing Date, there are no Unrestricted Subsidiaries.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wharf” shall mean Wharf Resources (U.S.A.), Inc., a Colorado corporation.

“Wharf Mine” shall mean the mine referred to as the “Wharf Mine” located in Lawrence County, South Dakota that is owned and operated by Wharf or any of its Subsidiaries.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Equity Interests of such Subsidiary are, directly or indirectly, owned or Controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” shall mean the Borrower, the Administrative Agent and any Loan Party.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference in any Loan Document to any Person shall be construed to include such Person’s permitted successors and assigns. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or any other agreement or instrument delivered in connection herewith or therewith or referred to herein shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Signing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computation of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Person at “fair value”, as defined therein. Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or capital expenditures on the Signing Date (assuming for purposes hereof that they were in existence on the Signing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of a Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance.

Section 1.03 Timing of Representations. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender party hereto agrees to make Loans to the Borrower in the applicable amounts set forth opposite each Lender’s name on Schedule 2.01 on the Closing Date in U.S. Dollars in an aggregate principal amount that will not exceed such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed. The Term Loan Facility shall be made available as Base Rate Loans or Eurodollar Loans.

Section 2.02 Loans and Borrowings. (a) Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans of the same Type and in the same currency made by the Lenders on a pro rata basis in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Interest Periods in respect of Borrowings outstanding; provided, further, that Interest Periods for the Borrower that commence on the same day and that have the same duration shall be deemed to be one (1) Interest Period for the purpose of this Section 2.02(c).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

Section 2.03 Requests for Borrowings. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, in the form of a written Borrowing Request signed by the Borrower. Each such Borrowing Request must be received by the Administrative Agent (i) in the case of a Borrowing consisting of Eurodollar Loans, not later than 11:00 a.m. (New York City time), three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of Base Rate Loans, not later than 12:00 noon (New York City time) one (1) Business Day before the date of the proposed Borrowing; provided that with respect to each Borrowing consisting of Base Rate Loans or Eurodollar Loans to be made on the Closing Date, such Borrowing Request must be received by the Administrative Agent not later than 12:00 noon (New York City time) two (2) Business Day before the date of the proposed Borrowing. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(d) in the case of a Borrowing consisting of a Eurodollar Loan, the initial Interest Period to be applicable thereto; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. (New York City time) or such later time as may be agreed by the Borrower and the Administrative Agent, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in its Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect, in the case of such Borrowing to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated on a pro rata basis among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Each interest election pursuant to this Section 2.05 shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, by no later than 12:00 noon (New York City time) three (3) Business Day before the proposed effective date of such election and in the form of a written Interest Election Request signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, so long as no Event of Default has occurred and is continuing, such Borrowing shall be continued as a Eurodollar Borrowing having the same Interest Period as the Interest Period then ending. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (unless such Event of Default is an Event of Default under Section 7.01(h) or (i), in which case no such notice or request shall be required) so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination of Commitments. Any undrawn Term Loan Commitments will terminate at 5:00 p.m. (New York City time) on the Closing Date, or, if sooner, at 5:00 p.m. (New York City time) on June 26, 2015, if the Closing Date has not occurred by such time.

Section 2.07 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.07 shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any conflict between the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.07, the entries made in the Register shall control.

(d) Any Lender may request that Loans made by it to the Borrower be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein (or to such payee and its registered assigns).

Section 2.08 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower on such dates and in such amounts as provided in this Section 2.08. Subject to adjustment pursuant to Section 2.09(d), (i) the Borrower shall repay on the last Business Day of each March, June, September and December, commencing with September 30, 2015, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Loans drawn on the Closing Date and (ii) the Borrower shall repay on the Term Loan Maturity Date all remaining amounts of the Term Loans then outstanding. All payments under this Section 2.08(a) in respect of the Term Loans shall be made to the Lenders thereof on a pro rata basis.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Prior to any voluntary repayment of any Borrowing under any applicable Facility hereunder, the Borrower shall irrevocably (other than in connection with a notice delivered in connection with the prepayment of all Borrowings under such Facility) notify the Administrative Agent by telephone, confirmed immediately by notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, in the form of a written Prepayment Notice signed by the Borrower. Such Prepayment Notice shall be delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) (i) in the case of a Base Rate Borrowing, one (1) Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

Section 2.09 Prepayment of Loans.

(a) Optional Prepayments.

The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part, without premium or penalty, subject to Section 2.14 and Section 2.09(b) below, in an aggregate principal amount of not less than $5.0 million or such larger amount that is a multiple of $1.0 million or the amount outstanding, subject to prior notice in the form of Exhibit B hereto provided in accordance with Section 2.08(c).

(b) Call Protection. In the event all or any portion of the Loans are repaid (including pursuant to Section 2.17 as a result of, or in connection with, any Lender not agreeing or otherwise consenting to any waiver, consent or amendment in connection with a Repricing Event or acceleration), or repriced (including through a Repricing Event), or effectively refinanced through any amendment of the Loans or accelerated for any reason (including in the case of each of the above as a result of a Change of Control) prior to the third anniversary of the Closing Date, such repayments, prepayments, repricings or acceleration will be made (i) subject to the payment of the Make Whole Premium applicable to such repayments, prepayments, repricings or acceleration, if such repayment, prepayment, repricing or acceleration occurs prior to the first anniversary of the Closing Date, (ii) at 105.0% of the amount repaid, prepaid, repriced or accelerated (if such repayment, prepayment, repricing or acceleration occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date and (iii) at 103.0% of the amount repaid, prepaid, repriced or accelerated (such prepayment premium, together with any prepayment premium payable under clause (ii) above, the “Prepayment Premium”) if such repayment, prepayment, repricing or acceleration occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date; provided that amortization payments made pursuant to Section 2.08 and mandatory prepayments of Loans made pursuant to Section 2.09(c)(i), Section 2.09(c)(ii) or Section 2.09(c)(iv) shall not be subject to the Prepayment Premium or the Make Whole Premium contained in this Section 2.09(b). The Make Whole Premium and the Prepayment Premium shall be payable on the date of such repayment, prepayment, repricing or acceleration and will be made in an amount equal to the sum of (A) 100.0% of the principal amount of the Loans prepaid, plus (B) accrued and unpaid interest, if any, thereon to the date fixed for prepayment plus (C) the Make Whole Premium or Prepayment Premium applicable to the principal amount of the Loans prepaid on such date, as the case may be.

(c) Mandatory Prepayments.

(i) Asset Sales. No later than the fifth Business Day following the date of receipt by any Loan Party or any other Restricted Subsidiary of any Net Cash Proceeds of any Asset Sale, the Borrower shall prepay the Loans as set forth in Section 2.09(d)(ii) in an aggregate amount equal to such Net Cash Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to prepay the Loans in such amount if it, directly or through one or more of its Restricted Subsidiaries, invests such Net Cash Proceeds within 365 days of receipt thereof in capital assets of the type used in the business of the Borrower and its Restricted Subsidiaries. In the event that such Net Cash Proceeds are not reinvested by the Borrower prior to the earlier of (i) the last day of such 365 day period and (ii) the date of the occurrence of an Event of Default, the Borrower shall immediately prepay the Term Loans in an amount equal to such Net Cash Proceeds as set forth in Section 2.09(d)(ii).

(ii) Recovery Events. No later than the fifth Business Day following the date of receipt by any Loan Party or any other Restricted Subsidiary, or the Administrative Agent as loss payee, of any Net Cash Proceeds of any Recovery Event, the Borrower shall prepay the Term Loans as set forth in Section 2.09(d)(ii) in an aggregate amount equal to such Net Cash Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to prepay the Loans in such amount if it, directly or through one or more of its Restricted Subsidiaries invests such Net Cash Proceeds within 365 days of receipt thereof in capital assets of the type used in the business of the Borrower and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of the affected assets. In the event that such Net Cash Proceeds are not reinvested by the Borrower prior to the earlier of (i) the last day of such 365 day period and (ii) the date of the occurrence of an Event of Default, the Borrower shall prepay the Term Loans in an amount equal to such Net Cash Proceeds as set forth in Section 2.09(d)(ii).

(iii) Issuance of Debt. No later than the first Business Day following the date of receipt by any Loan Party or any other Restricted Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness of any Loan Party (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), the Borrower shall prepay (subject to the payment of any Make Whole Premium or Prepayment Premium set forth in Section 2.09(b)) the Loans in an aggregate amount equal to 100.0% of such Net Cash Proceeds.

(iv) Excess Cash Flow. In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the fiscal year ending December 31, 2015), the Borrower shall, no later than five (5) Business Days after the date financial statements are required to be delivered pursuant to Section 5.01(a) for such Fiscal Year, prepay the Loans as set forth in Section 2.09(d)(ii) in an aggregate amount equal to (i) 50% of such Excess Cash Flow for such Fiscal Year, minus (ii) voluntary repayments of the Loans made with internally generated cash (excluding, for the avoidance of doubt, repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness).

(v) Limitations.

(A) Notwithstanding any other provisions of this Section 2.09, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary that is not a Loan Party (a “Foreign Asset Sale”) or Excess Cash Flow attributable to a Foreign Subsidiary that is not a Loan Party (“Foreign Subsidiary Excess Cash Flow”) are prohibited or delayed by applicable local law from being distributed to any Loan Party, the Borrower shall not be required to prepay any amounts pursuant to Sections 2.09(c)(i) or (iv) on account of the portion of such Net Cash Proceeds or Excess Cash Flow so affected, but only so long as the applicable local law will not permit distribution to any Loan Party, and once any of such affected Net Cash Proceeds or Excess Cash Flow that, in each case, would otherwise result in a prepayment obligation of the Borrower pursuant to Section 2.09(c)(i) or Section 2.09(c)(iv) is permitted under the applicable local law to be distributed to any Loan Party, the Borrower shall be required to prepay any amounts required to be prepaid under Section 2.09 on account of such Net Cash Proceeds or Excess Cash Flow and (ii) to the extent that the Borrower has determined in good faith that distribution of any of or all the Net Cash Proceeds held by a Foreign Subsidiary, or any Foreign Subsidiary Excess Cash Flow, to a Loan Party (including, for the avoidance of doubt, through any Subsidiary to a Loan Party) would have material adverse tax cost consequences to the Borrower and its Subsidiaries, the Borrower shall not be required to prepay any amounts pursuant to Sections 2.09(c)(i) through (iv) on account of such Net Cash Proceeds or Excess Cash Flow; provided that, in the case of this clause (ii), the applicable Foreign Subsidiary applies an amount equal to the amount that would have been required (but for this Section 2.09(v)(A)) to be applied to reinvestments or prepayments pursuant to Sections 2.09(c)(i) through (iv) on account of such Net Cash Proceeds or Excess Cash Flow to invest in capital assets of the type used in the business of the Borrower and its Subsidiaries or to prepay Indebtedness of the applicable Foreign Subsidiary, unless the Borrower in good faith determines and notifies the Administrative Agent in writing that no such investment or prepayment of Indebtedness would be beneficial to the Borrower and its Subsidiaries taken as a whole.

(B) Notwithstanding anything to the contrary in this Section 2.09(c) or otherwise in this agreement, in no event shall the Borrower be required to repatriate cash of any CFCs.

(d) Application of Prepayments.

(i) Voluntary prepayments permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.08(a) as directed by the Borrower and specified in the notice of prepayment; provided that all such prepayments shall be made ratably to the Lenders.

(ii) Any amount required to be paid pursuant to Section 2.09(c)(i) through Section 2.09(c)(iv) shall be applied pro rata among the Loans to the remaining scheduled amortization payments in direct order of maturity.

Section 2.10 Fees.

(a) The Borrower shall pay to the Administrative Agent and the Collateral Agent, for the account of the Administrative Agent and the Collateral Agent, as applicable, the agency fee set forth in the Agency Fee Letter, at the times specified therein (the “Agent Fees”).

(b) The Borrower agrees to pay on the Closing Date such fees as may be agreed in respect of the Term Loan Facility between the Borrower and the Arranger pursuant to the Engagement Letter, which fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error.

Section 2.11 Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Base Rate Loan made to the Borrower at the Base Rate plus the Applicable Margin.

(b) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c)(i) Immediately upon the occurrence and during the continuance of an Event of Default under Sections 7.01(b), (c), (h) or (i), or (ii) at the election of the Required Lenders (or the Administrative Agent, upon the direction of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 (including any Applicable Margin) or (y) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans in paragraph (a) of this Section 2.11; provided, that if any Default or Event of Default has been waived by the Lenders pursuant to Section 9.08, then additional default interest shall not accrue pursuant to this Section 2.11(c) in respect of such Default or Event of Default. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and on the Term Loan Maturity Date; provided that (x) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to its stated maturity (unless all Loans are being repaid)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section 2.11, and (i) if based on the Base Rate determined by reference to the “Prime Rate”, a year of 365 days or 366 days, as the case may be; or (ii) if based on the Base Rate (other than as calculated by reference to the “Prime Rate”) or the Eurodollar Rate, on the basis of a year of 360 days.

Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in good faith that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to a Base Rate Borrowing on the last day of the Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

Section 2.13 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or participation therein (including any cost or expense, but excluding, in all cases, any Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith.

(b) If any Lender reasonably determines in good faith (and consistent with similarly situated customers of the applicable Lender) that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith.

(c) A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided, that such Lender notifies the Borrower of such loss, cost or expense within 180 days of the incurrence thereof. Such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14, together with a reasonably detailed calculation of such amount or amounts, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent required by Applicable Law. If any Taxes are required by Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) to be deducted from any such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 2.15), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) such Loan Party if required to deduct any such Taxes shall make such deductions and (iii) such Loan Party, if required to deduct any such Taxes, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (without duplication of any amounts indemnified under Section 2.15(a)), each as payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment by or on account of any obligation of the Loan Parties under, or otherwise with respect to, any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the basis for such payment or liability and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by an Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by any Agent to the Lender from any other source against any amount due to such Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, if required under Applicable Law) of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies (or originals, if required under Applicable Law) of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies (or originals, if required under Applicable Law) of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies (or originals, if required under Applicable Law) of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies (or originals, if required under Applicable Law) of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, if required under Applicable Law) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by such Agent or such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (g) shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person. Notwithstanding anything to the contrary in this paragraph (g), in no event shall any Agent or Lender be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place such Agent or Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification, or with respect to which additional amounts were paid, and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to the Tax had never been paid.

(h) For purposes of this Section 2.15, the term “Applicable Law” shall include FATCA.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14, 2.15 or 9.05, or otherwise) prior to 12:00 p.m. (New York City time), on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted pursuant to Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17 Mitigation Obligations; Replacement of Lenders. (a) (x) If any Lender requests compensation under Section 2.13, (y) if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or (z) if any Lender exercises its rights under Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future, or would eliminate such Lender’s need to exercise its rights under Section 2.19, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect (as compared to actions taken by such Lender with respect to similarly situated borrowers). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender exercises its rights under Section 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent approving such assignee, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, consent, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected or all of the Lenders and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (including any such Obligation pursuant to Section 2.09(d)), (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) the replacement Lender shall have consented to the applicable amendment, waiver, consent, discharge or termination. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04. Notwithstanding anything to the contrary herein, in the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, such assignment shall be deemed to have occurred on such Business Day without such Lender’s execution and delivery of any documentation required pursuant to Section 9.04.

(d) A Lender shall not be required to make any such assignment or delegation under this Section 2.17, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment or delegation cease to apply.

Section 2.18 [Reserved].

Section 2.19 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Signing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert Base Rate Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to Base Rate Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

Section 2.20 Extension of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Terms Loans with the same Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time, with the consent of any Lender that shall have accepted such Extension Offer, extend the Maturity Date of the Term Loans of each such Lender and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate payable in respect of such Term Loans) (each, an “Extension”), so long as (i) the Extension Offer shall be in a minimum aggregate principal amount of $20,000,000 and (ii) there will not be more than four separate tranches of Term Loans at any time outstanding, unless otherwise agreed by the Administrative Agent.

(b) Each of the parties hereto hereby (i) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any other Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Commitments (the “Extended Commitments”) and the Term Loans incurred pursuant thereto (the “Extended Term Loans”) and (B) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment and (ii) consent to the transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans, on such terms as may be set forth in the relevant

Extension Amendment). Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).

(c) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.20.

(d) This Section 2.20 shall supersede any provisions in Section 2.16 or Section 9.08 to the contrary.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans hereunder, each of the Loan Parties represents and warrants to each Agent and the Lenders on and as of the Signing Date and the Closing Date (or on such date as expressly provided for in any such representation or warranty) that:

Section 3.01 Organization; Powers; Qualification. Each of the Loan Parties and each other Restricted Subsidiary (a) is duly organized, validly existing and (if applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Loan Party and each other Restricted Subsidiary is organized and qualified to do business as of the Signing Date and the Closing Date are described on Schedule 3.01.

Section 3.02 Ownership. Each Loan Party and each Subsidiary of any Loan Party as of the Signing Date and the Closing Date is listed on Schedule 3.02. As of the Signing Date and the Closing Date, the capitalization of each Loan Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 3.02. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 3.02. The shareholders or other owners, as applicable, of each Loan Party and its Subsidiaries and the number of shares owned by each as of the Signing Date and the Closing Date are described on Schedule 3.02. As of the Signing Date and the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Loan Party or any other Subsidiary, except as described on Schedule 3.02.

Section 3.03 Organizational Structure. As of the Signing Date and the Closing Date, the organizational structure of the Borrower and its Subsidiaries is as set forth on Schedule 3.03.

Section 3.04 Enforceability; Authorization. Each Loan Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and, from and after the Closing Date, each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and, from and after the Closing Date, each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Loan Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 3.05 Compliance of Agreement, Loan Documents and Borrowings with Laws, etc. The execution, delivery and performance by each Loan Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Loans hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Loan Party or any other Restricted Subsidiary where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a material breach of, or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party or any other Restricted Subsidiary, (c) (i) on the Signing Date, conflict with or result in a breach of or default under any indenture, loan agreement (including the Existing Credit Agreement) or other agreement or instrument to which such person is a party or (ii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) recordings of the Mortgages.

Section 3.06 Compliance with Law, Governmental Approvals (a) (a) Each Loan Party and each other Restricted Subsidiary (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

(b) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of any

Loan Party, threatened in writing against, any of the Loan Parties or any other Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any of its Subsidiaries is, and no part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, in violation of any Sanctions or any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”). None of (i) the Borrower, any of its Subsidiaries or any of their respective officers or directors or (ii) to the knowledge of the Borrower, any employee or agent of the Borrower or any of its Subsidiaries, is a Sanctioned Person.

(d) None of (i) the Borrower, any of its Subsidiaries or any of their respective officers or directors or (ii) to the knowledge of the Borrower, any employee or agent of the Borrower or any of its Subsidiaries is aware of or has taken any action, and no part of the proceeds of the Loans will be used in any manner, directly or, to the knowledge of the Borrower, indirectly, that violates the FCPA or any other applicable anti-corruption laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws in any relevant jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

Section 3.07 Tax Returns and Payments. Each Loan Party and each other Restricted Subsidiary has duly filed or caused to be filed all federal, state, local and other tax and information returns required by Applicable Law to be filed by it, and has paid, or made adequate provision for the payment of, all Taxes as shown on such returns and on all assessments received by it to the extent such taxes are not yet delinquent (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Loan Party or Restricted Subsidiary) except where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect. There is no ongoing audit or examination, to the knowledge of any Loan Party, by any Governmental Authority with respect to the tax liability of any Loan Party or any other Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

Section 3.08 Expropriation. There is no present or threatened (in writing) expropriation of the property or assets of any Loan Party or any other Restricted Subsidiary, which expropriation could reasonably be expected to have a Material Adverse Effect.

Section 3.09 Intellectual Property Matters. Each Loan Party and each other Restricted Subsidiary owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Loan Party nor any other Restricted Subsidiary is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) Each Loan Party and each other Restricted Subsidiary and the properties owned, leased or operated by each Loan Party and each other Restricted Subsidiary and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws; and each Loan Party and each other Restricted Subsidiary has obtained and maintained in full force and effect all Governmental Approvals required pursuant to any Environmental Law for the current and reasonably anticipated future operation of their respective businesses and to own, lease, mine or operate their respective assets, including, without limitation, all bonds, guarantees, surety or other financial assurance required under Environmental Laws for Reclamation or otherwise;

(b) No Loan Party nor any other Restricted Subsidiary has received any written notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws or otherwise relating to environmental matters, nor does any Loan Party or any other Restricted Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Hazardous Materials have not been generated, treated, stored, released or disposed of at, on or under the properties owned, leased or operated by any Loan Party or any other Restricted Subsidiary, now or in the past, in violation of or in a manner that could give rise to liability under Environmental Laws or in a manner that could interfere with the continued operation of such properties or impair the fair saleable value thereof, nor, to the knowledge of any Loan Party, have any Hazardous Materials been generated, treated, stored at, on or under any other properties in violation of Environmental Laws, or in a manner that could give rise to liability under Environmental Laws to any Loan Party or Restricted Subsidiary;

(d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any other Restricted Subsidiary is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, liens, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party or any other Restricted Subsidiary or such properties or such operations;

(e) No Loan Party or other Restricted Subsidiary is conducting, funding or otherwise responsible for any investigation, remediation, remedial action or cleanup of any Hazardous Materials; and

(f) There have been no accidents, explosions, implosions, collapses or flooding at or otherwise related to the properties owned or operated by any Loan Party or any other Restricted Subsidiary for which any Loan Party or any other Restricted Subsidiary has any pending or ongoing liability or reasonably expects to incur liability.

Section 3.11 Insurance. The property of the Borrower and each of its Restricted Subsidiaries is insured with insurers, in amounts, for risks and otherwise which are reasonable in relation to such property (subject to the amount of such deductibles as are reasonable and normal in the circumstances) against loss or damage except where failure to so insure could not reasonably be expected to have a Material Adverse Effect, and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by such Loan Party insured thereunder of the full amount of any material insured loss.

Section 3.12 Employee Benefit Matters.

(a) As of the Signing Date and the Closing Date, no Loan Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 3.12;

(b) Each Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply does not have, and could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that does not have, and could not reasonably be expected to have, a Material Adverse Effect;

(c) As of the Signing Date and the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 or 430 of the Code, Section 302 or 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions or amounts under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct does not have, and could not reasonably be expected to have, a Material Adverse Effect, no Loan Party nor any ERISA Affiliate has: (i) engaged, or had any liability (including indemnification liability) with respect to, in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 or 430 of the Code or Section 302 or 303 of ERISA;

(e) No Termination Event has occurred or is reasonably expected to occur;

(f) Except where the failure of the following representation to be correct in all material respects does not have, and could not reasonably be expected to have, a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of any Loan Party after due inquiry, threatened concerning or involving (i) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) currently maintained, or contributed to, by any Loan Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan; and

(g) No Loan Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code; and

(h) The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.

Section 3.13 Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) The commitment to make, and the making of, the Loans and the granting and maintaining of the security interest in connection with the obligations created thereby, will not, whether directly or indirectly, and whether immediately, incidentally or ultimately, be a violation of, or inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. Concurrently with the making of any Loan hereunder, if reasonably requested by the Administrative Agent or any Lender, the Borrower has furnished to the Administrative Agent and each Lender a purpose statement in conformity with the requirements of Federal Reserve Form G-3 or Federal Reserve Form U-1, as applicable, referred to in Regulation U (or any replacement forms required under Regulations, T, U or X).

Section 3.14 Government Regulation. No Loan Party nor any other Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Loan Party nor any other Restricted Subsidiary is, or after giving effect to any Loan will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

Section 3.15 Employee Relations. No Loan Party or any other Restricted Subsidiary is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 3.15. The Loan Parties know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving employees of any Loan Party or any other Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.16 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.01(a) and (b) fairly present, in all material respects, on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as provided therein. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

Section 3.17 No Material Adverse Change. Since December 31, 2014, there has been no material adverse change in the results of operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

Section 3.18 Solvency. The Loan Parties, on a Consolidated basis, are Solvent.

Section 3.19 Titles to Properties. As of the Signing Date, the real property listed on Schedule 3.19 constitutes all of the real property that is owned, leased, subleased or used by any Loan Party or any other Restricted Subsidiary. Except as set forth on Schedule 3.19, each Loan Party and each other Restricted Subsidiary has such title to the real property owned or leased by it as is reasonably necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Loan Parties and the other Restricted Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

Section 3.20 Mining Rights. Each of the Loan Parties and each other Restricted Subsidiary has acquired all material Mining Rights which are required in connection with the operation of the Kensington Mine, the Rochester Mine, the Palmarejo Mine and the Wharf Mine as they are operated as of the date this representation is made, and has obtained such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which may be reasonably required in connection with each such mine, other than any rights which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Mining Rights and other rights with respect to the Kensington Mine, the Rochester Mine, the Palmarejo Mine and the Wharf Mine are sufficient in scope and substance for the operation of each mine owned or operated by the Loan Parties or any other Restricted Subsidiary as each such mine is operated as of each date this representation is made or deemed made, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.21 Perfection and Priority of Liens. As of the Closing Date, the Liens granted to the Administrative Agent pursuant to the Security Documents with respect to the Collateral (i) assuming proper recordation or filing of any such documents, including, in the case of the Mortgages, upon the proper recordation of the instruments delivered to the Title Company, constitute valid and subsisting Liens of record on such rights, title or interest as such Loan Party shall from time to time have in all Mortgaged Property, (ii) to the extent required by the Security Documents, constitute perfected security interests in such rights, title or interest as such Loan Party shall from time to time have in all personal property included in the Collateral, and (iii) are subject to no Liens except Permitted Liens or, in the case of Mortgaged Property, Permitted Encumbrances. As of the Closing Date, except to the extent possession of portions of the Collateral is required for perfection or to the extent that the Administrative Agent has consented to a post-Closing Date deadline for any such action, all such action as is necessary has been taken to establish and perfect the Administrative Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation or filing of any such documents, including, in the case of the Mortgages, upon the proper recordation of the instruments delivered to the Title Company on the Closing Date). At all times on and after the Closing Date, to the extent required by the Security Documents, the Loan Parties have properly delivered or caused to be delivered, or provided control of, to the Administrative Agent all Collateral that requires perfection of the Lien described above by possession or control. Notwithstanding the foregoing, it is understood among the parties hereto that the Liens in unpatented Mining Rights are subject to the paramount title of the United States Government.

Section 3.22 Litigation. Except for matters existing on the Signing Date and set forth on Schedule 3.22, there are no actions, suits or proceedings pending nor, to the knowledge of any Loan Party, threatened against in writing or in any other way relating adversely to or affecting any Loan Party or any other Restricted Subsidiary or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 3.23 Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.

Section 3.24 Senior Indebtedness Status. From and after the Closing Date, the Obligations of each Loan Party under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

Section 3.25 Disclosure.

(a) As of the Signing Date and the Closing Date, the Loan Parties and/or any other Restricted Subsidiary have disclosed to the Arranger, the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party and any other Restricted Subsidiary are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) No financial statement, material report, material certificate or other material written information furnished (other than projected financial information, pro forma financial information, estimated financial information, other projected or estimated information and information of a general economic or industry specific nature) by or on behalf of any Loan Party to the Arranger, the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (the “Information”), taken together as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

Section 3.26 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to (i) on the Closing Date, repay all Indebtedness and cancel all commitments outstanding under the Existing Credit Agreement, (ii) provide for general corporate purposes of the Borrower and its Subsidiaries and (iii) to pay all fees and expenses in connection with the foregoing.

ARTICLE IV.

CONDITIONS TO EFFECTIVENESS AND FUNDING

Section 4.01 Signing Date. This Agreement shall become effective as of the date hereof upon the satisfaction of the conditions set forth in this Section 4.01 (the date upon which all such conditions precedent under this Section 4.01 shall be satisfied is referred to as the “Signing Date”):

(a) Executed Credit Agreement. This Agreement (including all schedules and exhibits in final form) shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower dated as of the Signing Date to the effect that (A) all representations and warranties of the Loan Parties contained in this Agreement are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) the Loan Parties are not in violation of any of the covenants contained in this Agreement; and (C) since December 31, 2014, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

(ii) Certificate of Secretary of the Borrower. A certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer executing this Agreement and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws or other governing document of the Borrower as in effect on the Signing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.

(c) Miscellaneous.

(i) PATRIOT Act. The Administrative Agent shall have received, at least three Business Days prior to the Signing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, that has been reasonably requested by the Administrative Agent at least five Business Days prior to the Signing Date.

(ii) Representation and Warranties. All representations and warranties of the Loan Parties contained in this Agreement shall be true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects).

(iii) Other Documents. All certificates and other instruments and all proceedings in connection with the transactions to be consummated hereunder on the Signing Date shall be reasonably satisfactory in form and substance to the Administrative Agent.

Section 4.02 Closing Date. The obligations of the Lenders to make Loans are subject to the satisfaction of the following conditions on or prior to June 26, 2015 (it being understood that if all such conditions are not satisfied by 5:00 p.m. (New York City time) on June 26, 2015, this Agreement and the Lenders’ Commitments and obligations hereunder shall terminate and be of no further force or effect; provided that no termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which expressly survives such termination:

(a) The Administrative Agent shall have received a Borrowing Request from the Borrower as required by Section 2.03.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by “materiality,” “Material Adverse Effect” or similar language in the text thereof.

(c) At the time of and both immediately before and immediately after giving effect to the Transactions and the other transactions contemplated hereby, no Event of Default or Default shall have occurred and be continuing.

(d) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (a) a counterpart of each Loan Document (other than this Agreement) signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party has signed a counterpart of each other Loan Document and (ii) a Note, signed by the Borrower, in favor of each Lender that has requested such a Note pursuant to Section 2.07(d).

(e) The Administrative Agent shall have received on behalf of itself, the Collateral Agent, and the Lenders, a favorable written opinion of each of Gibson Dunn & Crutcher LLP and Perkins Coie LLP, special counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to the Administrative

Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs its counsel to deliver such opinions.

(f) The Administrative Agent shall have received each of the following:

(i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under Applicable Law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, of each such Loan Party; and

(ii) a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, managing member or sole member, of each Loan Party, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party.

(g) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent,

on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, (B) a consent from each Foreign Subsidiary or FSHCO subject to a pledge of its Equity Interests pursuant to the Security Documents with respect to such pledge and (C) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search completed as of a recent date (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Loan Party, indicating among other things that the assets of each such Loan Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received evidence of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (with appropriate endorsements naming the Administrative Agent as Lenders’ loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance.

(h) Real Property Collateral.

(i) Mortgages. The Administrative Agent shall have received counterparts of, or to the extent available and legally effective, authorization to electronically register, a Mortgage with respect to each Mortgaged Property identified on Schedule 4.02, in form for recording in the recording office of each jurisdiction where such Mortgaged Property is located and constituting a first priority Lien, subject to Permitted Encumbrances, on all Mortgaged Property identified on Schedule 4.02, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under Applicable Law.

(ii) Matters Relating to Flood Hazard Properties. The Administrative Agent shall have received a completed standard “life of loan” flood hazard determination form for each property containing improvements encumbered by a Mortgage, and if the property is located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (i) a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 is not available because the applicable community does not participate in the NFIP, (ii) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iii) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent.

(iii) Opinions. The Administrative Agent shall have received an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Mortgaged Property identified on Schedule 4.02 is located with respect to the enforceability of the Mortgage(s) to be recorded in each such state and such other customary matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(iv) Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Transactions shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement (including a pay-off letter and other evidence reasonably satisfactory to the Administrative Agent that all existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement shall be repaid in full and terminated and all collateral security therefor shall be released).

(j) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Financial Officer of the Borrower confirming the Solvency of the Borrower and its Subsidiaries after giving effect to the Transactions.

(k) Since (i) December 31, 2014 and (ii) the Signing Date, there have not occurred any events, changes or other occurrences that have had, continue to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) The Lenders, the Agents and the Arranger shall have received all Fees and all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document (it being understood that (i) amounts under this paragraph (l) may be paid with proceeds of the Loans and (ii) if the Closing Date has not occurred by 5:00 p.m. (New York City time) on June 26, 2015, all reasonable out-of-pocket expenses (including legal expenses) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document or the Engagement Letter shall be immediately due and payable (and this provision shall survive the termination of this Agreement).

(m) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower dated as of the Closing Date as to the matters set forth in clauses (b), (c), (i), (k) and (n) of this Section 4.02.

(n) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) The Term Loan Facility shall have received a credit rating from each of S&P and Moody’s.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Agent and each Lender that so long as this Agreement shall remain in effect and until the Discharge of the Obligations, each Loan Party shall, and shall cause the other Restricted Subsidiaries to:

Section 5.01 Financial Statements. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice), subject to the last paragraph of Section 5.02:

(a) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2015), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” qualification or exception (except for any such qualification or exception pertaining to one or more debt maturities occurring within 12 months of the relevant audit) or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended June 30, 2015), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Financial Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

Section 5.02 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 5.01(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower and a report containing management’s discussion and analysis of such financial statements;

(b) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Loan Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence, received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(e) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent); and

(f) such other information regarding the operations, business affairs and financial condition of any Loan Party or any other Restricted Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents and notices required to be delivered pursuant to Section 5.01(a) or (b), Section 5.02(b), (c), (d) or (e), or Section 5.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet or at another website designated in writing by the Borrower; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.03 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations (including any expropriation and condemnation proceeding) by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Loan Party or any other Restricted Subsidiary or any of their respective properties, assets or businesses, in each case, that could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Loan Party or any other Restricted Subsidiary from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any notice of an Environmental Claim against a Loan Party or other Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect or cause any Property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(e) any release or threatened release of Hazardous Materials (or the discovery of any prior release of Hazardous Materials) that could reasonably be expected to have a Material Adverse Effect;

(f) any notice or knowledge of an accident, explosion, implosion, collapse or flooding at or otherwise related to the properties owned or operated by a Loan Party or any other Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect;

(g) any attachment, judgment, lien, levy or order that has been assessed against any Loan Party or any other Restricted Subsidiary in excess of the Threshold Amount;

(h) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default (or similar event) under any mineral rights to which the any Loan Party or any other Restricted Subsidiary is a party or by which any Loan Party or any other Restricted Subsidiary or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(i)(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Loan Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge, or reason to know, that any Loan Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(j) the occurrence of any other event specific to the Loan Parties or any other Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.04 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 6.03, preserve and maintain (a) its separate corporate existence and (b) all rights, franchises, licenses and privileges necessary to the conduct of its business except, in the case of this clause (b), as could not reasonably be expected to have a Material Adverse Effect, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 5.05 Maintenance of Property, Contracts and Licenses.

(a) Except as permitted by Section 6.03 and Section 6.04, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Except as permitted by Section 6.03 and Section 6.04, maintain all material Mining Rights which are required in connection with the operation of its mines as they are operated at any time, and obtain such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine, in each case, sufficient in scope and substance for the operation of each mine then owned or operated by any Loan Party or any other Restricted Subsidiary as they are operated at any time, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance maintained by the Loan Parties shall (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (or substantially similar protections reasonably satisfactory to the Administrative Agent), (b) in the case of each liability insurance policy, name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as Lenders’ loss payee. From time to time deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 5.07 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

Section 5.08 Payment of Taxes and Other Obligations. Pay and perform (a) all material Taxes, assessments and other governmental charges levied or assessed upon it or any of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are maintained with respect thereto by such Loan Party in accordance with GAAP and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except, in the case of this clause (b), where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.

Section 5.09 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Environmental Laws. In addition to and without limiting the generality of Section 5.09 and Section 9.05, and except where failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (a) comply with Environmental Laws, and ensure such compliance by all tenants, subtenants and, to the extent commercially reasonable, contractors, and obtain and comply with and maintain, and ensure that all tenants, subtenants and, to the extent commercially reasonable, contractors, if any, obtain, comply with, maintain and timely renew, any and all licenses, approvals, notifications, registrations, bonds, surety or permits required by Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and

(c) defend, indemnify and hold harmless the Agents and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance, with or liability under any Environmental Laws applicable to the operations of each Loan Party or any other Restricted Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs, and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

Section 5.11 Compliance with ERISA. In addition to, and without limiting, the generality of Section 5.09, (a) except where the failure to so comply does not, and could not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action, or fail to take action which results in, or could reasonably be expected to result in, a liability to the PBGC or to a Multiemployer Plan other than ongoing contributions to a Multiemployer Plan and premium payments to the PBGC, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any “qualified beneficiary” as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 5.12 Compliance with Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its chief executive office and material properties (including, without limitation, the Kensington Mine, the Rochester Mine, the Palmarejo Mine, the Wharf Mine and any other material mining operation); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Lenders shall not exercise their right to visit and inspect the chief executive offices and each material property of the Borrower and its Subsidiaries more often than one (1) time during any calendar year at the Borrower’s expense and any such visit and/or inspection shall be coordinated in advance with the Administrative Agent so as to minimize the burden (both financial and logistical) upon the Borrower to the extent reasonably possible; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours without advance notice.

Section 5.14 Additional Subsidiaries and Real Property.

(a) Additional Domestic Subsidiaries. Promptly, and in any event within ten (10) Business Days, notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary (which, for purposes of this paragraph, shall include the designation of an Unrestricted Subsidiary (that but for its designation as an Unrestricted Subsidiary is a Domestic Subsidiary) as a Restricted Subsidiary pursuant to Section 6.09 and any Domestic Subsidiary that is an Immaterial Subsidiary no longer qualifying as an Immaterial Subsidiary), other than any Domestic Subsidiary described in clause (v) of the definition of “Subsidiary Guarantors,” and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, which time period may be extended at the sole discretion of the Administrative Agent), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall reasonably request for such purpose, (ii) grant a security interest in all properties and assets (subject to the exceptions specified in the Guaranty and Collateral Agreement and herein and excluding, for the avoidance of doubt, any Excluded Collateral) owned by such Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document with respect to Collateral or such other document as the Administrative Agent shall reasonably request for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates with respect to Collateral referred to in Section 4.02 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent reasonably in advance of the relevant deadline, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional Foreign Subsidiaries and FSHCOs. Promptly, and in any event within ten (10) Business Days, notify the Administrative Agent that any Person has become a First Tier Foreign Subsidiary or first tier FSHCO, of any Loan Party, and promptly thereafter (and in any event within thirty-five (35) days after notification, which time period may be extended at the sole discretion of the Administrative Agent), cause (i) the applicable Loan Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary or first tier FSHCO and a consent thereto executed by such new First Tier Foreign Subsidiary or first tier FSHCO (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing such percentage of the Equity Interests of such new First Tier Foreign Subsidiary or first tier FSHCO, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates with respect to Collateral referred to in Section 4.02 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent reasonably in advance of the relevant deadline, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Additional Guarantors. Notwithstanding the provisions of paragraph (b) above, notify the Administrative Agent of any Non-Guarantor Subsidiary becoming a guarantor under any Indebtedness incurred by any Loan Party pursuant to Section 6.01(n), (o) or (p) that is in a principal amount in excess of $20,000,000, or any refinancings, renewals or extensions thereof, at least ten (10) Business Days prior to such Non-Guarantor Subsidiary becoming a guarantor thereunder and, prior to or substantially concurrently with such Non-Guarantor Subsidiary becoming a guarantor thereunder, cause such Non-Guarantor Subsidiary to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall reasonably request for such purpose, (ii) grant a security interest in all properties and assets (subject to the exceptions for specific items or categories of assets specified in the Guaranty and Collateral Agreement or herein and excluding, for the avoidance of doubt, any Excluded Collateral) of such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall reasonably request for such purpose and comply with the terms of each such Security Document, (iii) deliver to the Administrative Agent such documents and certificates with respect to Collateral referred to in Section 4.02 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent reasonably in advance of the relevant deadline, all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, this Section 5.14(c) shall apply to Immaterial Subsidiaries and Foreign Subsidiaries which become guarantors under any Indebtedness incurred by the Borrower pursuant to Section 6.01(n), (o) or (p) that is in a principal amount in excess of $20,000,000 or any refinancings, renewals or extensions thereof.

(d) Real Property Collateral. Notify the Administrative Agent, within ten (10) days after the acquisition or lease of any Real Property (other than any Excluded Real Property) by any Loan Party (or any other Restricted Subsidiary that would be required to become a Loan Party by virtue of such acquisition or lease) that is not subject to the existing Security Documents, and within sixty (60) days of such acquisition, which time period may be extended at the sole discretion of the Administrative Agent, deliver such mortgages, deeds of trust, title insurance policies, flood documents, opinions, environmental assessments or reports, surveys and other documents reasonably requested reasonably in advance of the relevant deadline by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Encumbrances, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all consistent with and not more burdensome than the documents and other items delivered to Administrative Agent pursuant to Sections 4.02(h) and 5.18 and otherwise in form and substance reasonably acceptable to the Administrative Agent.

(e) Immaterial Subsidiaries; Foreign Subsidiaries. Notwithstanding the foregoing, (i) any Domestic Subsidiary that is an Immaterial Subsidiary shall not be subject to, or required to take the actions set forth in, Section 5.14(a), (ii) any Foreign Subsidiary or FSHCO, in each case that is an Immaterial Subsidiary shall not be subject to, or required to take the actions set forth in, Section 5.14(b), and (iii) to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be subject to the notice or other requirements of, or required to take the actions set forth in, Section 5.14(a) or (b), as applicable, until the consummation of such acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 5.14(a) or (b), as applicable).

(f) Exclusions. The provisions of this Section 5.14 shall not apply to assets or Property (i) excluded from the Collateral pursuant to the Guaranty and Collateral Agreement (including, for the avoidance of doubt, any Excluded Collateral), (ii) as to which the Administrative Agent and the Borrower agree that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby, (iii) if the granting of a security interest in a contract, license or lease or the assets subject thereto would be prohibited by the terms of such contract, license or lease, unless such prohibition is not effective under Applicable Law and (iv) if the granting of a security interest in such assets is prohibited under Applicable Law. None of the Loan Parties or any other Restricted Subsidiary shall be required to (i) obtain control agreements in respect of any of their deposit, securities and commodities accounts, (ii) enter into local-law pledge agreements with respect to Equity Interests in Foreign Subsidiaries or take any other action to perfect security interests under laws other than those of the United States or any State thereof, or (iii) obtain landlord lien waivers, estoppels, bailee letters or collateral access letters.

Section 5.15 Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.26.

Section 5.16 Further Assurances. Maintain the security interest created by the Security Documents in accordance with Section 5.1 of the Guaranty and Collateral Agreement, subject to the rights of the Loan Parties and Restricted Subsidiaries to dispose of the Collateral as expressly permitted by the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

Section 5.17 Maintenance of Credit Rating. Use all commercially reasonable efforts to maintain (a) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P, in each case with respect to the Borrower, and (b) a public credit rating from each of Moody’s and S&P with respect to the Term Loans; provided that (i) the failure to obtain such ratings shall not constitute a Default or an Event of Default to the extent the Borrower is using its commercially reasonable efforts to obtain and maintain such ratings and (ii) the Borrower shall not be required to maintain any minimum credit rating.

Section 5.18 Certain Post-Closing Obligations.

Each Loan Party shall promptly, and in any event no later than 60 days following the Closing Date (which time period may be extended at the sole discretion of the Administrative Agent), deliver to the Collateral Agent: (A) ALTA mortgagee standard coverage title insurance policies or unconditional commitments therefor issued by the Title Company reasonably satisfactory to the Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in agreed upon amounts aggregating not less than the lesser of (x) $100,000,000 and (y) 110% of the fair market value of each Mortgaged Property that is owned in fee insuring the fee simple title to each of the fee owned Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property encumbered thereby, each of which Title Policy

(1) shall include tie-in endorsements (to the extent available) and the following endorsements: (i) with respect to the Kensington Mine – Doing Business; First Loss; Aggregation; Variable Rate; Multiple Tax Parcel; Deletion of Arbitration; and Environmental; (ii) with respect to the Rochester Mine – Usury; Doing Business; First Loss; Aggregation; Variable Rate; Multiple Tax Parcel; Deletion of Arbitration; and Environmental; (c) with respect to the Wharf Mine – same as clause (ii) above, to the extent available in South Dakota; and (2) shall provide for such customary insurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; (B) evidence satisfactory to the Collateral Agent that the applicable Loan Party has (1) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the applicable Title Policy and (2) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; and (C) a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date (or such earlier date as the Collateral Agent may agree) and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent.

Section 5.19 Lenders Call. Participate in annual and quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such times as may be agreed to by the Borrower and the Administrative Agent, but in any event not later than 7 Business Days after each date that the annual and quarterly financial statements are required to be delivered pursuant to Section 5.01(a) and Section 5.01(b); provided that any earnings call or other conference call publicly announced on the Borrower’s website shall be deemed in compliance with this Section 5.19.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Agent and each Lender that so long as this Agreement shall remain in effect and until the Discharge of the Obligations, each Loan Party shall not, and shall not cause or permit any other Restricted Subsidiary (and, in the case of Section 6.15, shall not cause or permit any Subsidiary) to:

Section 6.01 Indebtedness. Subject to the last paragraph of this Article VI, create, incur, assume or permit to exist any Indebtedness, except the following (collectively, the “Permitted Indebtedness”):

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and, until the Closing Date, Indebtedness existing under the Existing Credit Agreement;

(c) Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Loan Parties or any of the Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (c), not to exceed, as of any date of incurrence, the greater of (x) $50.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence;

(d) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (a), (b) (other than Indebtedness existing under the Existing Credit Agreement), (c), (d), (n), (o) or (p) of this Section 6.01;

(e) intercompany Indebtedness of any Loan Party or any other Restricted Subsidiary between or among any Loan Party and any Restricted Subsidiary; provided however that:

(i) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Loan, in the case of the Borrower, or the Guarantees, in the case of a Subsidiary Guarantor; and

(ii) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or its Restricted Subsidiary will be deemed to constitute an incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, that was not permitted by this clause (e).

(f) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary; and

(ii) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (f);

(g) Indebtedness consisting of Hedging Obligations or Cash Management Agreements in the ordinary course of business;

(h) Guarantees by any Loan Party of Indebtedness otherwise permitted hereunder of any other Loan Party and by any other Restricted Subsidiary of Indebtedness otherwise permitted hereunder of any Loan Party; provided that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable to the same extent as the Indebtedness guaranteed;

(i) Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, performance, bid, surety, appeal, reclamation, remediation and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(k) Indebtedness of any Person incurred and outstanding on or prior to the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into or arranged or consolidated with, the Borrower or any of its Restricted Subsidiaries (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of or was otherwise acquired by the Borrower); provided that (i) neither the Borrower nor any Subsidiary (other than such Person and its Restricted Subsidiaries or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $50,000,000;

(l) Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to any Loan Party or any other Restricted Subsidiary in any Fiscal Year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such Fiscal Year and is outstanding only during such Fiscal Year;

(m) Indebtedness outstanding under the Franco-Nevada Agreement;

(n) additional Indebtedness (of which, in the case of any such Indebtedness of a Loan Party, must be either unsecured or secured on a junior basis to the Obligations) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (n), not to exceed, as of any date of incurrence, the greater of (x) $25.0 million and (y) 2.0% of Consolidated Net Tangible Assets as of such date of incurrence; provided that if secured on a junior basis to the Obligations (i) such Indebtedness shall be subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and (ii) such Indebtedness shall not have any scheduled maturity prior to the date that is 180 days after the Latest Maturity Date or have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any Loan outstanding at the time such Indebtedness is incurred or issued;

(o) additional unsecured Indebtedness, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; and

(p) to the extent that the Borrower consummates one or more Equity Offerings after the Signing Date yielding gross proceeds (other than proceeds used to make any Restricted Payments pursuant to Section 6.06(b)(i)) to the Borrower of at least $50,000,000 (the “Equity Offering Condition”), Indebtedness of any Loan Party secured on a junior basis to the Obligations in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (p), not to exceed $50,000,000, provided that (i) such Indebtedness shall be subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and (ii) such Indebtedness does not have any scheduled maturity prior to the date that is 180 days after the Latest Maturity Date or have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any Loan outstanding at the time such Indebtedness is incurred or issued.

Section 6.02 Liens. Subject to the last paragraph of this Article VI, directly or indirectly, create, incur, assume, suffer to exist any Lien of any kind on or with respect to any Property, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a) Liens on non-Collateral in favor of any Loan Party or any other Restricted Subsidiary;

(b) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any other Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary;

(c) Liens on property (including Equity Interests) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(d) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, performance bonds, construction bonds, bids, trade contracts, or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e) Liens to secure Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of any Loan Party or any other Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, when taken together with all other Indebtedness secured pursuant to this clause (e), not to exceed, as of any date of incurrence, the greater of (x) $50.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence; provided that such Liens apply only to the assets acquired with or financed by such Indebtedness;

(f) Liens existing on the date of this Agreement and set forth on Schedule 6.02 and, until the Closing Date, Liens securing the obligations under the Existing Credit Agreement;

(g) Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(h) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(i) survey exceptions, easements or reservations of, or rights of others for, licenses, covenants and conditions, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes and other similar encumbrances, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, including any reservations or exceptions in patents from the United States and the paramount title of the United States in unpatented mining claims on federal lands and Permitted Encumbrances;

(j) Liens created for the benefit of (or to secure) the Obligations (or any Loan Document);

(k) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(l) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(m) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(n) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(o) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(p) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade-related letters of credit permitted under Section 6.01 issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(q) grants of intellectual property licenses (including software and other technology licenses) in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(t) deposits made in the ordinary course of business to secure liability to insurance carriers;

(u)(i) with respect to any lease or sublease entered into by any Loan Party or any other Restricted Subsidiary in the ordinary course of business as a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created or assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(v) Liens securing the Franco-Nevada Agreement;

(w) Liens on the assets of any Restricted Subsidiary that is not a Subsidiary Guarantor and which secure Indebtedness or other obligations of such Restricted Subsidiary (or of another Restricted Subsidiary that is not a Subsidiary Guarantor) that are permitted to be incurred under Section 6.01;

(x) other Liens with respect to obligations in the ordinary course of business (other than Indebtedness for borrowed money) in an aggregate principal amount at any time outstanding, when taken together with all other obligations secured pursuant to this clause (x), not to exceed, as of any date of incurrence, $5.0 million;

(y) Liens constituting encumbrances on mining properties of the Borrower or any of its Subsidiaries in respect of mineral royalties (x) granted in compliance with Section 6.04 or otherwise not considered an Asset Sale or (y) encumbering any mining property acquired by the Borrower or any of its Subsidiaries at the time of the acquisition of such property; provided, that, in the case of this clause (y), (i) such royalty is not granted in connection with, or in anticipation of such acquisition (unless such royalty was retained by the seller of such mining property by express agreement with the Borrower or the relevant Subsidiary in connection with the sale of such property and such retention was reflected in the consideration paid by the Borrower or the relevant Subsidiary), and (ii) such Liens only encumber the mining property acquired in such acquisition;

(z) Permitted Encumbrances;

(aa) Liens securing Indebtedness permitted pursuant to Section 6.01(n) or 6.01(p) (for the avoidance of doubt, securing only the amount of Indebtedness permitted to be incurred pursuant to Section 6.01(n) or 6.01(p), as applicable) and, in the case of any such secured Indebtedness of a Loan Party, subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(bb) Liens pursuant to margined, cash collateralized or otherwise secured Hedge Agreements entered into by the Borrower or any of its Subsidiaries; provided however, the fair market value of such margin, cash collateral or other collateral for all such Hedging Obligations of the Borrower or any of its Subsidiaries (other than in respect of any Secured Hedge Agreement secured by the Collateral hereunder) pursuant to this clause (bb) does not exceed $10,000,000 at any time;

(cc) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any permitted acquisition or other permitted purchase of capital assets;

(dd) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ee) Liens solely on cash or Cash Equivalents securing obligations under Cash Management Agreements in the ordinary course of business; and

(ff) Liens on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing arrangement entered into in the ordinary course of business, securing the payment of a portion of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing arrangement.

Section 6.03 Fundamental Changes.

Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except, after the Closing Date:

(a)(i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Loan Parties shall comply with Section 5.14 in connection therewith);

(b)(i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the Fair Market Value of such assets;

(d)(i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) dispositions permitted by Section 6.04;

(f) any Permitted Investment may be structured as, or consummated pursuant to, a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of (i) the Borrower, the Borrower shall be the continuing, surviving or resulting entity or (ii) any other Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor) and, in all cases, such Loan Parties shall comply with Section 5.14 in connection therewith; or

(g) any Subsidiary may liquidate, wind-up or dissolve itself after having disposed of all or substantially all of its assets in a transaction permitted by another clause of this Section 6.03.

Section 6.04 Asset Sale. Consummate an Asset Sale unless:

(a) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Borrower or such Restricted Subsidiary from or indemnifies against further liability;

(ii) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(iii) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $55.0 million and (y) 1.75% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the foregoing, no Loan Party shall consummate, or permit the consummation of an Asset Sale or other disposition or transfer, directly or indirectly, with respect to (i) any Equity Interests of Coeur Alaska, Coeur Rochester or Wharf and/or (ii) any or all of the assets or Property comprising the Kensington Mine, the Rochester Mine or the Wharf Mine, other than (x) any Permitted Collateral Mine Asset Sale or (y) any transaction described in clause (b) of the last sentence of the definition of “Asset Sale” in Section 1.01.

Section 6.05 Transaction with Affiliates. (a) Make any payment to or sell, lease, transfer or otherwise dispose of any of its Properties or assets to, or purchase any Property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of the Borrower set forth in a certificate of a Responsible Officer of the Borrower certifying that such Affiliate Transaction complies with this Section 6.05 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a) hereof:

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) transactions between or among Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties, provided that with respect to (i) transactions involving Domestic Subsidiaries, such transactions shall occur only between or among Domestic Subsidiaries and (ii) transactions involving Foreign Subsidiaries, such transactions shall occur only between or among Foreign Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interests in, or Controls, such Person;

(iv) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries;

(v) any issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to Affiliates of the Borrower;

(vi) Restricted Payments that do not violate Section 6.06 hereof and Permitted Investments;

(vii) any agreement as in effect as of the Signing Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Lenders in any material respect than the terms of the agreements in effect on the Signing Date;

(viii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Borrower or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and any amendment thereto (so long as any such amendment is not more disadvantageous to the Lenders in any material respect than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(ix) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Borrower or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Borrower or such Restricted Subsidiary, as the case may be, on any matter involving such other Person; and

(x) any transaction or series of related transactions for which the Borrower or any of its Restricted Subsidiaries delivers to the Administrative Agent an opinion as to the fairness to the Borrower or the applicable Restricted Subsidiary of such transaction or series of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national recognized standing qualified to perform the task for which it has been engaged.

Section 6.06 Restricted Payments. (a) Subject to the last paragraph of this Article VI, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; or

(iii) make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments”);

(b) The provisions of Section 6.06(a) hereof will not prohibit:

(i) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Equity Interests) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualified Equity Interests for purposes of the definition of Available Amount;

(ii) the payment of any dividend (or, in the case of any partnership or limited liability Borrower, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(iii) any repurchase of Equity Interests deemed to occur upon (x) the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or (y) withholding by the Borrower of restricted stock to cover payment of taxes upon vesting of such restricted stock or the exercise of stock options;

(iv) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person or of any Convertible Indebtedness;

(v) any payments in connection with a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Borrower’s common stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction and (ii) payment of an early termination amount thereof in common stock upon any early termination thereof; and

(vi) at any time after the second anniversary of the Closing Date, so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of this Agreement.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.06 will be determined by the Board of Directors of the Borrower whose resolution with respect thereto will be delivered to the Administrative Agent.

Section 6.07 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clauses (i) and (ii) of this Section 6.07(a)).

(b) The restrictions in Section 6.07(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing existing Indebtedness and Credit Facilities as in effect on the date of this Agreement (but with respect to the Existing Credit Agreement, only until the Closing Date) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements (other than the Existing Credit Agreement); provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, in the good faith judgment of the Borrower, (x) are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Agreement and (y) will not materially affect the Borrower’s ability to make anticipated principal and interest payments on the Loans when due;

(ii) this Agreement and the Guarantees under the Loan Documents;

(iii) agreements governing other Indebtedness permitted to be incurred under Section 6.01 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that in the good faith judgment of the Borrower, such encumbrances and restrictions will not materially affect the Borrower’s ability to make anticipated principal and interest payments on the Loans when due;

(iv) Applicable Law;

(v) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi) customary non-assignment provisions in leases, subleases, licenses and other contracts entered into in the ordinary course of business;

(vii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 6.07(a) hereof;

(viii) any agreement for the sale or other disposition of all or a portion of the Equity Interests or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided that, in the good faith judgment of the Borrower, the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (x) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and (y) will not materially affect the Borrower’s ability to make anticipated principal and interest payments on the Loan when due;

(x) Liens permitted to be incurred under the provisions of Section 6.02 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 6.08 Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction unless, (a) the sale or transfer of the property thereunder is permitted under Section 6.04, (ii) any Indebtedness arising in connection therewith is permitted under Section 6.01(c) or (n) and any Liens arising in connection therewith are permitted under Section 6.02(e) or (w).

Section 6.09 Designation of Subsidiaries.

Designate (i) any Person as an Unrestricted Subsidiary or (ii) any Unrestricted Subsidiary as a Restricted Subsidiary of the Borrower or any of its respective Subsidiaries; except that the Borrower may at any time after the Closing Date designate any Person (other than a Subsidiary Guarantor) as an Unrestricted Subsidiary or, to the extent otherwise meeting the definition of “Subsidiary,” any Unrestricted Subsidiary as a Restricted Subsidiary of the Borrower so long as at the time of such designation (and in the case of clause (c), (e), and (g) below, at all times thereafter):

(a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(b) with respect to any person to be designated as an Unrestricted Subsidiary, (i) no Loan Party or any Subsidiaries thereof (other than the person to be designated or any Subsidiary thereof) has any direct or indirect obligation to subscribe for additional Equity Interests of the person to be designated, to guaranty or otherwise directly or indirectly provide credit support for such person or to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results, (ii) is not a party to any material agreement, or contract with the Borrower or any of its Subsidiaries (other than the person to be designated or any Subsidiary thereof) except as expressly permitted by Section 6.05 and (iii) such Unrestricted Subsidiary shall not own any Equity Interests or Indebtedness of the Borrower or any of its Subsidiaries;

(c) any designation of a person as an Unrestricted Subsidiary shall be deemed an Investment in an amount equal to the fair market value immediately prior to such designation of the aggregate interest of the Borrower and its Subsidiaries in the person so designated;

(d) upon the designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 6.09, any outstanding Indebtedness or Liens of such Subsidiary must comply with Section 6.01 and Section 6.02, respectively, and the Borrower and such Subsidiary shall comply with Section 5.14 with respect to such Subsidiary;

(e) no person may be designated as an Unrestricted Subsidiary more than once without the prior written consent of the Administrative Agent;

(f) none of Coeur Rochester, Coeur Alaska or Wharf may be designated as an Unrestricted Subsidiary; and

(g) no person may be designated as an Unrestricted Subsidiary if the Unrestricted Subsidiaries, on an aggregate basis, do or would comprise more than 10% of Consolidated EBITDA.

Any such designation shall be evidenced by (i) providing notice to the Administrative Agent of the copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and (ii) delivering to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such designation complies with the foregoing requirements.

Section 6.10 No Further Negative Pledges; Restrictive Agreements

Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any other Restricted Subsidiary (other than any Foreign Subsidiary) to act as a Guarantor pursuant to, or grant Liens pursuant to, the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 6.01(c) (provided, that any such restriction contained therein relates only to the asset or assets securing such Indebtedness), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses, asset sale agreements, joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto (and/or to the assignability of such agreement), (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (J) restrictions imposed by any agreement governing Indebtedness entered into after the Signing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to Borrower or any Restricted Subsidiary than then customary market terms for Indebtedness of such type, so long as such restrictions do not restrict and are not violated by the Guarantees and Liens provided under, or required to be provided under, the Loan Documents as in effect on the date of entry into the relevant agreement or instrument and (K) until the Closing Date, the restrictions under the Existing Credit Agreement. It is agreed, for the avoidance of doubt, that the restrictions contained in the Senior Note Indenture (and restrictions applicable to any future Indebtedness incurred pursuant to Section 6.01(n) or (o) which are not substantially more restrictive, taken as a whole, than such restrictions in the Senior Note Indenture) do not violate the above provisions of this Section 6.10.

Section 6.11 Payments and Modifications of Certain Indebtedness.

(a)(1) Amend, modify, waive or supplement any of the terms or provisions of any Subordinated Indebtedness, the Senior Notes or any Indebtedness incurred pursuant to Sections 6.01(o) or (p) in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder or (2) without limiting the provisions of clause (1) above, shorten the maturity date of any Indebtedness incurred pursuant to Section 6.01(p).

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, the Senior Notes or any Indebtedness incurred pursuant to Sections 6.01(o) or (p), except:

(i) refinancings, refundings, renewals, extensions or exchange of (i) any Subordinated Indebtedness with other Indebtedness that is permitted by Section 6.01(d), if not prohibited by any subordination agreement applicable thereto and (ii) any Senior Notes or other Indebtedness incurred pursuant to Sections 6.01 (o) or (p) with other Indebtedness that is itself permitted by Section 6.01;

(ii) [reserved];

(iii) the payment of interest, fees, expenses and indemnities in respect of Subordinated Indebtedness (other than any such payments prohibited by the subordination provisions thereof); and

(iv) the payment of expenses, fees, indemnities and interest (when due) on, or any mandatory amortization, mandatory prepayment, mandatory redemption, mandatory repurchase or other mandatory retirement of, (x) any of the Senior Notes pursuant to the Senior Notes Indenture or (y) so long as such mandatory amortization, mandatory prepayment, mandatory redemption, mandatory repurchase or other mandatory retirement was on customary market terms for Indebtedness of such type at the time of incurrence of such Indebtedness, as determined by the Borrower in good faith, any Subordinated Indebtedness or Indebtedness incurred pursuant to Sections 6.01 (o) or (p) (other than, in the case of any Subordinated Indebtedness, any such payments prohibited by the subordination provisions thereof).

Section 6.12 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required or permitted by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents), in each case, in any manner materially adverse to the rights or interests of the Lenders.

Section 6.13 Nature of Business. Engage in any material business other than the business conducted by the Loan Parties and the Restricted Subsidiaries as of the Signing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

Section 6.14 Hedging Agreements. Enter into any Hedge Agreement for speculative purposes.

Section 6.15 Limitations of CFC Debt. Extend or create any CFC Debt under which a Loan Party is the lender in addition to that which existed on the day prior to the date of this Agreement.

Notwithstanding any of the foregoing covenants or any other provision of this Agreement, until the occurrence of the Closing Date, nothing herein shall restrict or impose any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property to secure the “Secured Obligations” (as defined in the Existing Credit Agreement), or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party or transfer any of its properties to any Loan Party or, in the case of any Domestic Subsidiary, to Guarantee (as defined in the Existing Credit Agreement) Indebtedness (as defined in the Existing Credit Agreement) of the Borrower or any other Loan Party.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made by any Loan Party or any other Restricted Subsidiary in any Loan Document, or any representation, warranty or certification of any Loan Party or any other Restricted Subsidiary contained in any certificate required to be furnished by any Loan Party or any other Restricted Subsidiary pursuant to any Loan Document, shall prove to have been false or misleading in any material respect (or any such representation or warranty that was otherwise qualified by materiality shall prove to have been false or misleading in any respect) when so made by such Loan Party or other Restricted Subsidiary;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory or scheduled prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by any Loan Party or any other Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) and (b), Section 5.03(a), Section 5.04, Section 5.05, Section 5.14 (solely to the extent resulting from failure to timely deliver notice of a Domestic Subsidiary thereunder), Section 5.15 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or any other Restricted Subsidiary of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from the Administrative Agent or any Lender to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof;

(f) default by any Loan Party or any other Restricted Subsidiary in (i) the payment of any Indebtedness (other than the Loans) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) the aggregate outstanding amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired);

(g) occurrence of a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, any other Restricted Subsidiary or of a substantial part of the property or assets of any Loan Party or any other Restricted Subsidiary under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any other Restricted Subsidiary or for a substantial part of the property or assets of any Loan Party or any other Restricted Subsidiary or (iii) the winding-up or liquidation of any Loan Party or any other Restricted Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any other Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any other Restricted Subsidiary or for a substantial part of the property or assets of any Loan Party or any other Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by any Loan Party or any other Restricted Subsidiary to pay one or more final judgments for the payment of money aggregating in excess of the Threshold Amount (net of any amounts which have been cash collateralized or otherwise covered by insurance or bonded and in respect of which coverage has not been denied), which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or other Restricted Subsidiary to enforce any such judgment;

(k) any of the following events has occurred: (i) any Loan Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or 430 of the Code or Section 302 or 303 of ERISA, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Loan Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount;

(l)(i) any Loan Document, for any reason, shall cease to be, or shall be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby or the rights and remedies of the Administrative Agent in respect of the Collateral shall be materially impaired or (iii) the Guarantee pursuant to the Security Documents by any of the Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof) or shall be asserted in writing by any of the Loan Parties not to be in effect or not to be legal, valid and binding obligations; or

(m) the termination or default (for which any relevant grace or cure period has expired) under any contract or license material to the rights of the Borrower or its Restricted Subsidiaries to mines at (i) the Rochester Mine, the Palmarejo Mine, the Kensington Mine and the Wharf Mine, which termination or default could reasonably be expected to have a Material Adverse Effect on the Loan Parties and their Restricted Subsidiaries, taken as a whole; provided that no such termination or default described in this Section 7.01(m) shall cause an Event of Default for a period of up to 120 days following such termination or default so long as (1) the Loan Parties are diligently appealing or disputing (or causing to be appealed or disputed) such termination or default or attempting to cure the same, (2) the Loan Parties continue to operate the Rochester Mine, the Palmarejo Mine, the Wharf Mine and/or the Kensington Mine, as applicable, as contemplated by this Agreement and the other Loan Documents and the enforcement of any such termination or default is effectively stayed (or the other party to such contract or the issuer of such license is not exercising or overtly threatening to exercise termination or dispossessory remedies with respect thereto), and (3) at all times during such period, there has not occurred a Material Adverse Effect in connection with or as a result of such termination or default.

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued

Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and in the case of any event described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII.

THE AGENTS

Section 8.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Barclays shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or the Required Lenders, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.11) and Article IX as though the Collateral Agent, or such co-agents, sub-agents and attorneys-in-fact, were expressly referred to in such provisions.

(c) Each of the Lenders hereby irrevocably appoints Barclays as Syndication Agent.

(d) The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, any appointees thereof and the Lenders and except for Sections 8.06 and 8.10, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law;

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d) shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct (such gross negligence or willful misconduct to be determined by a court of competent jurisdiction by final nonappealable judgment);

(e) shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f) shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by any Loan Party or any Lender.

Section 8.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility provided for herein as well as activities as an Agent.

Section 8.06 Resignation of the Agents. Any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably conditioned, withheld or delayed) (unless an Event of Default shall have occurred and be continuing, in which case no consent of the Borrower shall be required), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, having a combined capital and surplus of at least U.S. $500,000,000. If no such successor shall have been so appointed by the Required Lenders or the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower, if applicable, appoint a successor Administrative Agent as provided for above in this Section 8.06 and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII (including Section 8.11) and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 8.07 Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither of the Arranger or the Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents in its capacity as such.

Section 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, 8.11 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 8.11 and 9.05.

Nothing contained herein shall be deemed (x) to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or (y) to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 Collateral and Guarantee Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent to (i) release Guarantees, Liens and security interests created by the Loan Documents in accordance with Section 9.18, and (ii) subordinate any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Permitted Lien on such Collateral permitted pursuant to Section 6.02(e). Upon request by the Administrative Agent or the Collateral Agent, at any time, each Lender will confirm in writing such Agent’s authority provided for in the previous sentence.

Section 8.11 Indemnification. Each Lender agrees (i) to reimburse the Administrative Agent and the Collateral Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by the Administrative Agent or the Collateral Agent, as applicable, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders which shall not have been reimbursed by the Borrower (and without limiting the Borrower’s obligations to reimburse such amounts to the extent set forth in Section 9.05) and (ii) to indemnify and hold harmless the Administrative Agent, the Collateral Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or Collateral Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower (and without limiting the Borrower’s obligations to reimburse such amounts to the extent set forth in Section 9.05); provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or any of their respective directors, officers, employees or agents, as applicable; provided, further, that it is understood and agreed that any action taken by the Administrative Agent, the Collateral Agent or any of their respective directors, officers, employees or agents in accordance with the directions of the Required Lenders or any other appropriate group of Lenders pursuant to Section 9.08 shall not be deemed to constitute gross negligence or willful misconduct for purposes of the immediately preceding proviso.

Section 8.12 Appointment of Supplemental Collateral Agents. (a) It is the intent of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral

Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article VIII and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.13 Withholding. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.13. The agreements in this Section 8.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.14 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Security Documents for the benefit of all the Lenders or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents,

(b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.16(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.15 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices. (a) Except as provided in the following subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any of the Loan Parties, to Coeur Mining, Inc., 104 S. Michigan Ave., Suite 900, Chicago, Illinois 60603, Attention: Peter Mitchell, Fax: 312-489-5899, Email: pmitchell@coeur.com, with a copy to Attention: General Counsel , Fax: 312-489-5899, Email: cnault@coeur.com, with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166; Attention: Darius Mehraban; Fax No.: 1 212.351.5270 ; Email: dmehraban@gibsondunn.com

(ii) if to the Administrative Agent, to Barclays Bank PLC, 745 Seventh Avenue, New York, New York 10019, Attention: Luke Syme; Fax No. 212-526-5115; Tel. No. 212-526-3713; Email: Luke.Syme@barclays.com, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022; Attention: Chris Plaut; Fax No.: 212-751-4864; Email: chris.plaut@lw.com;

(iii) if to the Collateral Agent, to Barclays Bank PLC, 745 Seventh Avenue, New York, New York 10019, Attention: Luke Syme; Fax No. 212-526-5115; Tel. No. 212-526-3713; Email: Luke.Syme@barclays.com, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022; Attention: Chris Plaut; Fax No.: 212-751-4864; Email: chris.plaut@lw.com; and/or

(iv) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 5:00 p.m. (New York City time) on such date, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Each of the Loan Parties, the Administrative Agent and the Collateral Agent may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or facsimile for notices and other communications hereunder by notice to the Loan Parties, the Administrative Agent and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by any Loan Party herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Commitments remain in effect. The provisions of Sections 2.13, 2.14, 2.15, 4.02(l), 8.11 and 9.05 shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each the Loan Parties, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Loan Parties the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement:

(b)(i) Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees that are Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing, any other assignee, and (2) if the consent of the Borrower is required, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Person that is a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans or contemporaneous assignments to related Approved Funds that equal at least U.S. $1.0 million in the aggregate, the amount of the Commitment and / or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $1.0 million and increments of U.S. $1.0 million in excess thereof unless the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Term Loan Facility under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E) no such assignment shall be made to (x) a Defaulting Lender or (y) the Borrower or any of the other Loan Parties or any of their respective Affiliates; and

(F) notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.05 with respect to the period that such Lender held Loans). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, (but only, in the case of a Lender, at the Administrative Agent’s office and only with respect to any entry relating to such Lender’s Commitments, Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(v) The assignor or assignee(s) to each assignment shall deliver to the Administrative Agent a processing and recordation fee in the amount of U.S. $3,500 (which shall be limited to one processing and recordation fee for each assignment to or between Approved Funds); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt (or waiver) of the processing and recording fee described in the preceding sentence, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall, acting as a non-fiduciary agent of the Borrower (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (or other rights or obligations under the Loan Documents) held by such Lender under the Loan Documents (the “Participant Register”), which entries shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements of Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender that acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section 9.04. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or any other central bank having jurisdiction over such Lender) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

Section 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (i) incurred by the Agents, the Arranger and their respective Affiliates in connection with the preparation of the Engagement Letter, the Agency Fee Letter, this Agreement and the other Loan Documents, and by the Agents, the Arranger and their respective Affiliates in connection with the syndication of the Commitments and the administration of this Agreement (including reasonable and documented out-of-pocket expenses incurred in connection with due diligence and initial and ongoing Collateral examination and the reasonable fees, charges and disbursements for Latham & Watkins LLP, special New York counsel for the Agents and the Arranger, and no more than one firm of local counsel for each relevant jurisdiction, one firm of specialty counsel, if applicable, and, in the event of any actual conflict of interest, an additional firm of counsel for any similarly affected persons) and in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) incurred by the Agents, the Arranger and their respective Affiliates or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, special New York counsel for the Agents and the Arranger, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel; provided, that absent any conflict of interest, the Agents and the Arranger shall not be entitled to payment for the fees, charges or disbursements of more than one counsel in each jurisdiction. For the avoidance of doubt, amounts described in this Section 9.04(a) shall be payable whether or not the Closing Date occurs.

(b) The Borrower agrees to indemnify the Agents, the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all claims, losses, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements (limited to no more than one firm as counsel to such Indemnitees, taken as a whole, one firm of local counsel for each relevant jurisdiction, one firm of specialty counsel, if applicable, and, in the event of any actual conflict of interest, an additional firm of counsel for any similarly affected persons), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use or proposed use of the proceeds of the Loans, (iii) an Environmental Claim related in any way to any Loan Party or any of its Subsidiaries or (iv) any claim, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether or not the Borrower, any other Loan Party or any Indemnitee initiated or is a party thereto, in each case, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Related Indemnitee, (y) a material breach of this Agreement or any of the Loan Documents by such Indemnitee or by any Related Indemnitee or (z) any proceeding that does not involve an act or omission by any Loan Parties and that is brought by one Indemnitee against any other Indemnitee (other than any claims brought against any Agent or the Arranger in their respective capacities or fulfilling their respective roles as an arranger or agent or any similar role in connection with the Facilities). In no event shall any Indemnitee be liable to any Loan Party for any consequential, indirect, special or punitive damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of the Engagement Letter, this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, the Arranger or any Lender. All amounts due under this Section 9.05 shall be payable within ten (10) Business Days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) This Section 9.05 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. to which Section 9.05 would otherwise apply arising from any non-Tax claim.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that no amounts set off from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party; provided, further that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT

GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 9.08 Waivers; Amendment. (a) No failure or delay of any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby,

(ii) increase or extend the Commitment of any Lender or decrease the fees payable to any Lender without the prior written consent of such Lender,

(iii) extend or waive any scheduled amortization payment or reduce the amount due on any scheduled amortization payment or extend any date on which payment of interest on any Loan or any Fee is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.16(b) or (c) or any other provisions of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby or the application of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of Section 9.04(a)(i) or this Section 9.08 or the definition of the term “Required Lenders,” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or under any other Loan Document, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Signing Date and the Closing Date), or

(vi) release all or substantially all the Collateral or release any Guarantees of any Loan Party (except as expressly provided in the Credit Agreement) without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Syndication Agent, Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with Applicable Law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more Extended Term Loans to this Agreement pursuant to Section 2.20 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided that in connection with this clause (e), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents, the Agency Fee Letter and the agreements regarding certain Fees referred to herein constitute the entire agreement between the parties relative to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties relative to the subject matter hereof and thereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof and thereof is superseded by this Agreement, the other Loan Documents and the Agency Fee Letter. Nothing in this Agreement, in the other Loan Documents or in the Agency Fee Letter, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and the Indemnitees any rights, remedies, obligations or liabilities under or by reason of this Agreement, the other Loan Documents or the Agency Fee Letter.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 9.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Section 9.14 Headings. The article and section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each of the Loan Parties, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property (other than with respect to actions by any Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the Loan Parties further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Person at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09 or Section 8.14) shall affect any right that any Lender or Agent may otherwise have to serve process in any other manner permitted by law or to bring any action or proceeding to enforce this Agreement or the other Loan Documents against the Borrower or any other Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment.

(b) Each of the Loan Parties, the Agents, and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in the Borough of Manhattan, New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16 Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any Confidential Information and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors on a need-to-know basis or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to and has agreed to (or is bound by professional ethics to) keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to any other party to the Credit Agreement, (iv) on a confidential basis to any rating agency or the CUSIP Bureau, (v) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (vi) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document, (vii) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and has agreed to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (viii) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16) or (ix) with the consent of the Borrower. For purposes of this Section, “Confidential Information” means any Information, or other information relating to the Loan Parties, and their respective Affiliates furnished to a Lender or Agent by or on behalf of the Borrower or the other Loan Parties (other than information that (x) has become available to the public other than as a result of a disclosure by such Lender or such Agent in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any other Loan Party). If a Lender or an Agent is requested or required to disclose any such Confidential Information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, to the extent reasonably practicable it shall give prompt notice thereof to the Borrower so that the Borrower or any other Loan Party may seek an appropriate protective order and such Lender or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17 Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York City time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Arranger or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. (i) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who wish to receive information that is not material non-public information concerning the Loan Parties, or their respective securities, if any, for purposes of United States Federal and state securities laws (“Public Side Information”) and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. In addition, the Borrower agrees that unless specifically labeled “Public Lender Information,” all information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Term Loan Facility, whether through an Internet site (including an IntraLinks or Syndtrak workspace), electronically, in presentations, at meetings or otherwise, will be deemed to contain material non-public information. The Borrower hereby agrees to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as containing only Public Side Information (although it may be confidential, sensitive and proprietary); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated Public Side Information. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain information that is not Public Side Information with respect to the Borrower or its Affiliates or their respective securities.

(ii) Each Public Lender agrees to use commercially reasonable efforts to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain non-public information concerning the Loan Parties, or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (A) other Lenders may have availed themselves of such information and (B) neither the Loan Parties nor the Administrative Agent has any liability or responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement, the other Loan Documents and the Transactions.

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, or in the event that any Subsidiary Guarantor or other Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 6.09, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets that are the subject of such disposition and to release the Guarantee of any Subsidiary Guarantor whose Equity Interests are so disposed of in such a transaction that results in such Guarantor no longer being a Subsidiary of the Borrower or any such designation that results in such Equity Interests no longer being required to be pledged hereunder or under the Security Documents. The Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder upon the Discharge of the Obligations. At such time, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the guarantees, Liens and security interests created by the Loan Documents. In the event that the Closing Date has not occurred by 5:00 p.m. (New York City time) on June 26, 2015, this Agreement shall terminate and be of no further force or effect (except with respect to the provisions stated to survive such termination). Upon reasonable request by the Borrower or the Administrative Agent (in either case at the Borrower’s expense), the Administrative Agent, the Collateral Agent and the Borrower shall (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) execute an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent to evidence such termination.

Section 9.19 U.S.A. PATRIOT Act and Similar Legislation. Each Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Agents and the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of an Agent or a Lender.

Section 9.20 No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 9.20, the “Lenders”), may have economic interests that conflict with those of the Borrower and the other Loan Parties. Each of the Borrower and the other Loan Parties hereby agrees that subject to Applicable Law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equity-holders or their Affiliates. Each of the Borrower and the other Loan Parties hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transactions none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equity-holders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate, (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates and (vi) it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it in connection with such transaction or the process leading thereto, and agrees that each Lender shall have no liability (whether direct or indirect) with respect to such a claim or to any other Person asserting such a claim on its behalf. Each the Borrower and the other Loan Parties further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COEUR MINING, INC.,
a Delaware corporation, as Borrower

By:	/s/ Peter C. Mitchell
Title: Sr. VP and Chief Financial Officer

COEUR ALASKA, INC.,
a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

COEUR ROCHESTER, INC., a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

WHARF RESOURCES (U.S.A.), INC., a Colorado corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

WHARF RESOURCES MANAGEMENT INC., a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

WHARF REWARD MINES INC., a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

WHARF GOLD MINES INC., a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

GOLDEN REWARD MINING COMPANY LIMITED PARTNERSHIP, a Delaware limited partnership, as Guarantor,
By: Wharf Reward Mines Inc., its general partner

By:	/s/ Peter C. Mitchell
Title: Vice President

COEUR CAPITAL, INC., a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

[Signature Page to Credit Agreement]

COEUR EXPLORATIONS, INC., an Idaho corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

COEUR SOUTH AMERICA CORP., a Delaware corporation, as Guarantor

By:	/s/ Peter C. Mitchell
Title: Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Craig Malloy
Title: Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Craig Malloy
Title: Director

BARCLAYS BANK PLC., as Collateral Agent

By:	/s/ Craig Malloy
Title: Director

[Signature Page to Credit Agreement]

EXECUTION VERSION

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Dated as of:

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions (as set forth on Annex 1 hereto) and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

2 Select as appropriate.

3 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor:	[INSERT NAME OF ASSIGNOR]

2. Assignee(s):	See Schedules attached hereto

3. Borrower:	Coeur Mining, Inc., a Delaware corporation

4. Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of June 23, 2015, by and among Coeur Mining, Inc., a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent (as amended, restated, supplemented or otherwise modified)

6. Assigned Interest:	See Schedules attached hereto

[7. Trade Date:	][4]

[Remainder of Page Intentionally Left Blank]

4 To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                      , 2     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

BARCLAYS BANK PLC,
as Administrative Agent

By:

Title:

[Consented to:][6]

COEUR MINING, INC., a Delaware corporation,
as Borrower

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a Master Consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1

To Assignment and Acceptance

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Acceptance.

Assigned Interests:

Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number[10]
$	$	%
$	$	%
$	$	%

[NAME OF ASSIGNEE][11]
[and is an Affiliate/Approved Fund of [identify Lender]12]

By:

Title:

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 Term Loan CUSIP 19211UAB4.

11 Add additional signature blocks, as needed.

12 Select as applicable.

ANNEX 1

to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(i) and (ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Barclays Bank PLC, as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Albert Corion

Facsimile: (917) 522-0569

Telephone: (212) 320-7254

Email: xraUSLoanOps5@barclays.com; albert.corion@barclays.com

Ladies and Gentlemen:

This [irrevocable]13 Notice of Prepayment is delivered to you pursuant to Section 2.08(c) of the Credit Agreement dated as of June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following Loans:

☐	Base Rate Loans in the aggregate principal amount of $ .

☐	Eurodollar Loans with an Interest Period ending , 201[ ] in the aggregate principal amount of $ .

2. The Borrower shall repay the above-referenced Loans on the following Business Day:                         .14

[Signature Page Follows]

13 To be included other than in connection with a notice delivered in connection with the prepayment of all Borrowings under the Facility.

14 Such Business Day to be a date no earlier than (i) in the case of Base Rate Loan, one (1) Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Loan, three (3) Business Days before the scheduled date of such repayment.

B-1

IN WITNESS WHEREOF, the undersigned have executed this Notice of Prepayment as of the day and year first written above.

COEUR MINING, INC.,
a Delaware corporation

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF BORROWING REQUEST

BORROWING REQUEST

Dated as of:

Barclays Bank PLC, as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Albert Corion

Facsimile: (917) 522-0569

Telephone: (212) 320-7254

Email: xraUSLoanOps5@barclays.com; albert.corion@barclays.com

Ladies and Gentlemen:

This irrevocable Borrowing Request is delivered to you pursuant to Section 2.03 of the Credit Agreement15 dated as of                     , 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests Borrowings under the Credit Agreement, as follows:

(A)	date of Borrowing (which shall be a Business Day)	[●] [●], 20[●]

(B)	aggregate Amount of Borrowing	$[●]

(C)	Type of Borrowing	[Eurodollar] [Base Rate] Borrowing

(D)	in the case of a Eurodollar Borrowing, the Interest Period applicable thereto	[one] [two] [three] [six] month(s)

(E)	Amount, Account Number and Location	Note: Proceeds should be wired in accordance with the closing funds flow.

15 Borrowing Request to be delivered not later than 12:00 pm (New York City time) one (1) Business Day before the date of the proposed Borrowing; provided that with respect to each Borrowing consisting of Base Rate Loans or Eurodollar Loans to be made on the Closing Date, such Borrowing Request must be received by the Administrative Agent not later than 12:00 pm (New York City time) two (2) Business Day before the date of the proposed Borrowing.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A) The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the date of the Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(B) At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of the day and year first written above.

COEUR MINING, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

INTEREST ELECTION REQUEST

To: Barclays Bank PLC, as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Albert Corion

Facsimile: (917) 522-0569

Telephone: (212) 320-7254

Email: xraUSLoanOps5@barclays.com; albert.corion@barclays.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Interest Election Request is delivered to you pursuant to Section 2.05 of the Credit Agreement16 and relates to the following:

1.     ☐  A conversion of a Borrowing

☐  A continuation of a Borrowing (select one).

3. In the aggregate principal amount of $            .

4. which Borrowing is being maintained as a [Base Rate Loan][Eurodollar Loan] Borrowing with an Interest Period ending on                     , 201[    ].

5. (select relevant election)17

☐  If such Borrowing is a Base Rate Loan Borrowing, such Borrowing shall be continued as a Eurodollar Borrowing having an Interest Period of [    ] months.

☐  If such Borrowing is a Eurodollar Loan Borrowing, such Borrowing shall be converted to a Base Rate Borrowing.

6. Such election to be effective on                     , 201[    ] (a Business Day).

This Interest Election Request and the election made herein comply with the Credit Agreement, including Section 2.05 of the Credit Agreement.

16 Interest Election Request to be delivered no later than 12:00 pm (New York City time) 3 Business Days before the proposed effective date. If the Borrower requests a 12 months interest period, the Interest Election Request is to be delivered no later than 12:00pm (New York City time) 4 business days in advance.

17 If different options are elected with respect to different portions of a single Borrowing in accordance with Section 2.05(c), item 5 shall be completed with respect to each such portion.

D-1

COEUR MINING, INC.,
a Delaware corporation

By:

Name:
Title:

D-2

EXHIBIT E

FORM OF GUARANTY AND COLLATERAL AGREEMENT

[attached]

E-1

EXECUTION VERSION

GUARANTY AND COLLATERAL AGREEMENT

dated as of June     , 2015

by and among

COEUR MINING, INC.

and the other Guarantors party hereto from time to time,

in favor of

BARCLAYS BANK PLC,

as Collateral Agent

i

SECTION 4.15	Aircraft	18
SECTION 4.16	Credit Agreement Representations and Warranties	18

ARTICLE V COVENANTS		18

SECTION 5.1	Maintenance of Perfected Security Interest; Further Information	18
SECTION 5.2	Maintenance of Insurance	18
SECTION 5.3	Changes in Locations; Changes in Name or Structure	18
SECTION 5.4	Required Notifications	19
SECTION 5.5	Delivery Covenants	19
SECTION 5.6	Control Covenants	20
SECTION 5.7	Filing Covenants	20
SECTION 5.8	Accounts	20
SECTION 5.9	Intellectual Property	20
SECTION 5.10	Investment Property; Pledged Equity Interests	21
SECTION 5.11	Equipment	22
SECTION 5.12	Government Contracts	22
SECTION 5.13	Further Assurances	22

ARTICLE VI REMEDIAL PROVISIONS		22

SECTION 6.1	General Remedies	22
SECTION 6.2	Specific Remedies	23
SECTION 6.3	Registration Rights	25
SECTION 6.4	Application of Proceeds	26
SECTION 6.5	Waiver, Deficiency	27

ARTICLE VII MISCELLANEOUS		28

SECTION 7.1	Notices	28
SECTION 7.2	Amendments, Waivers and Consents	29
SECTION 7.3	Expenses, Indemnification, Waiver of Consequential Damages, etc.	30
SECTION 7.4	Right of Set Off
SECTION 7.5	Governing Law; Jurisdiction; Venue; Service of Process
SECTION 7.6	Waiver of Jury Trial
SECTION 7.7	Injunctive Relief
SECTION 7.8	No Waiver By Course of Conduct; Cumulative Remedies
SECTION 7.9	Successors and Assigns
SECTION 7.10	Survival of Indemnities
SECTION 7.11	Titles and Captions
SECTION 7.12	Severability of Provisions
SECTION 7.13	Counterparts
SECTION 7.14	Integration
SECTION 7.15	Advice of Counsel; No Strict Construction
SECTION 7.16	Acknowledgements
SECTION 7.17	Releases

SECTION 7.18	Additional Guarantors
SECTION 7.19	All Powers Coupled With Interest
SECTION 7.20	Secured Parties

SCHEDULES:

Schedule 4.6	Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Mailing Address; Chief Executive Office and other Locations
Schedule 4.9	Commercial Tort Claims
Schedule 4.10	Intellectual Property
Schedule 4.12	Investment Property and Pledged Equity Interests
Schedule 4.13	Instruments
Schedule 4.14	Government Contracts
Schedule 5.5	Certain Certificated Securities

GUARANTY AND COLLATERAL AGREEMENT

This GUARANTY AND COLLATERAL AGREEMENT (this “Agreement”), dated as of June     , 2015, by and among Coeur Mining, Inc., a Delaware corporation (the “Borrower”) and the Subsidiary Guarantors party hereto on the date hereof and any Additional Guarantor (as defined below) who may become party to this Agreement, in favor of Barclays Bank PLC, in its capacity as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”), for the ratable benefit of the Secured Parties (as defined in the Credit Agreement identified below).

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement, dated as of June 23, 2015, by and among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Collateral Agent and Barclays Bank PLC, as Administrative Agent (in such capacity, along with its permitted successors and assigns, the “Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

The Borrower and the Subsidiary Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all extensions of credit to the Borrower will inure, directly or indirectly, to the benefit of each of the Guarantors; and

It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Collateral Agent, for the ratable benefit of the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1 Terms Defined in the Uniform Commercial Code.

(a) The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in the Credit Agreement) as in effect from time to time: “Accession”, “Account”, “Account Debtor”, “As-Extracted Collateral”, “Authenticate”, “Certificated Security”, “Chattel Paper”; “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Company Security”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangible”, “Proceeds”, “Record”, “Registered Organization”, “Securities Account”, “Security”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Security”.

(b) Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

SECTION 1.2 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Guarantor” means each Subsidiary Guarantor which hereafter becomes a Guarantor pursuant to Section 8.18, (as required pursuant to Section 5.14 of the Credit Agreement).

“Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

“Agreement” means this Guaranty and Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15 and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Collateral” has the meaning assigned thereto in Section 3.1.

“Collateral Account” has the meaning assigned thereto in Section 6.2(b)(iii).

“Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control.”

“Copyrights” means, collectively, all of the following of any Guarantor: (a) all copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, including, without limitation, those listed on Schedule 4.10 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

2

“Copyright Licenses” means any agreement now or hereafter in existence naming any Guarantor as licensor or licensee, including, without limitation, those listed in Schedule 4.10, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Collateral Agent with respect to the Security Interest granted in such Collateral and in each case, in form and substance satisfactory to the Collateral Agent.

“Governing Agreement” has the meaning set forth in Section 3.2(a).

“Government Contract” means a contract between any Guarantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Guarantor.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantors” means, collectively, the Borrower, the Subsidiary Guarantors party hereto on the date hereof and any Additional Guarantors who may become party to this Agreement.

“Insurance” means (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” means, collectively, all of the following of any Guarantor: (a) all systems software and applications software, all documentation for such software, including, without limitation, user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing, (b) concepts, discoveries, improvements and ideas, know-how, technology, reports, design information, trade secrets, practices, specifications, test procedures, maintenance manuals, research and development, (c) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses and (d) other licenses to use any of the items described in the foregoing clauses (a), (b) and (c).

“Issuer” means any issuer of any Pledged Equity Interests (including, without limitation, any Issuer as defined in the UCC) to any Guarantor.

“Pledged Equity Interests” means, with respect to any Guarantor, the Equity Interests (other than any Excluded Collateral) of such Guarantor in each corporation, partnership, limited partnership or limited liability company owned thereby, and the certificates, if any, representing such Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Equity Interests. The Pledged Equity Interests as of the date hereof are set forth on Annex I hereto.

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“Patents” means collectively, all of the following of any Guarantor: (a) all patents, all inventions and patent applications anywhere in the world, including, without limitation, those listed on Schedule 4.10, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Patent License” means all agreements now or hereafter in existence providing for the grant by or to any Guarantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4.10.

“Receivable” means all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Restricted Securities Collateral” has the meaning assigned thereto in Section 6.3(a).

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interests” means the security interests granted pursuant to Article III, as well as all other security interests created or assigned as additional security for any of the Obligations pursuant to the provisions of any Loan Document.

“Trademarks” means, collectively, all of the following of any Guarantor: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, other business identifiers, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each application to register any trademark or service mark prior to the filing under Applicable Law of a verified statement of use for such trademark or service mark) anywhere in the world, including, without limitation, those listed on Schedule 4.10, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present or future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.

“Trademark License” means any agreement now or hereafter in existence providing for the grant by or to any Guarantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4.10.

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SECTION 1.3 Other Definitional Provisions. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document and (m) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Guarantor, shall refer to such Guarantor’s Collateral or the relevant part thereof.

ARTICLE II

GUARANTY

SECTION 2.1 Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Collateral Agent for the ratable benefit of the Secured Parties and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Loan Parties (whether by way of endorsement or otherwise) as to which such Guarantor is not otherwise the primary obligor, whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Loan Parties, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Collateral Agent or any other Secured Party or acquired by the Collateral Agent or any other Secured Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”).

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SECTION 2.2 Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) or any payment made pursuant to such Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a), the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Secured Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 2.3 Agreements for Contribution.

(a) The Guarantors hereby agree among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid in full in cash and the Commitments terminated, and none of the Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Guarantor until such Guaranteed Obligations have been indefeasibly paid in full in cash and the Commitments terminated. For purposes of this Section 2.3(a), (i) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share (as defined below) of any Guaranteed Obligations; (ii) “Ratable Share” shall

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mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of all of the Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (iii) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors) of all of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guaranteed Obligations.

(b) No Subrogation. Notwithstanding any payment or payments by any of the Guarantors hereunder, any set-off or application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party or the receipt of any amounts by the Collateral Agent or any other Secured Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or the other Guarantors or against any collateral security held by the Collateral Agent or any other Secured Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Collateral Agent and the Secured Parties on account of the Guaranteed Obligations are indefeasibly paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account

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of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Collateral Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 2.4 Nature of Guaranty.

(a) Each Guarantor agrees that this Agreement is a continuing, unconditional guaranty of payment and performance and not of collection and that its obligations under this Agreement shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of or change in, the Credit Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other agreement, document or instrument to which the Borrower, any other Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

(ii) the absence of any action to enforce this Agreement, the Credit Agreement, any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement or the waiver or consent by the Collateral Agent or any other Secured Party with respect to any of the provisions of this Agreement, the Credit Agreement, any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Collateral Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv) any structural change in, restructuring of or other similar organizational change of the Borrower, any other Guarantor, any other guarantors or any of their respective Subsidiaries or Affiliates; or

(v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Agreement shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Commitments.

(b) Each Guarantor represents, warrants and agrees that the Guaranteed Obligations and its obligations under this Agreement are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Collateral Agent or the other Secured Parties or the Borrower whether now existing or which may arise in the future.

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(c) Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings between the Borrower and any of the other Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement.

SECTION 2.5 Waivers. To the extent permitted by Applicable Law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a) any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Collateral Agent or any other Secured Party to proceed in respect of the Guaranteed Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

(b) any defense based upon the failure of the Collateral Agent or any other Secured Party to commence an action in respect of the Guaranteed Obligations against the Borrower, such Guarantor, any other Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Collateral Agent or the other Secured Parties of this Agreement;

(d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in the other Loan Documents) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this Agreement; and

(e) any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon, or acceptance of, this Agreement.

Each Guarantor agrees that any notice or directive given at any time to the Collateral Agent or any other Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Collateral Agent or such Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement for the reason that such pleading or introduction would be at variance with the written terms of this Agreement, unless the Collateral Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the

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transaction contemplated by the Credit Agreement, the other Loan Documents, any Secured Hedge Agreements and any Secured Cash Management Agreements and, but for this Agreement and such waivers, the Collateral Agent and other Secured Parties would decline to enter into the Credit Agreement, the other Loan Documents, any Secured Hedge Agreements and any Secured Cash Management Agreements.

SECTION 2.6 Modification of Loan Documents, etc. Neither the Collateral Agent nor any other Secured Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Agreement or any of the obligations of any Guarantor under this Agreement:

(a) any change or extension of the manner, place or terms of payment of or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b) any action under or in respect of the Credit Agreement, any other Loan Document or any Secured Hedge Agreement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c) any amendment to, or modification of, in any manner whatsoever, any Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement;

(d) any extension or waiver of the time for performance by the Borrower, any other Guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, any Secured Cash Management Agreement or Secured Hedge Agreement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Collateral Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of the Borrower, any other Guarantor to the Collateral Agent or the other Secured Parties;

(f) the release of anyone who may be liable in any manner for the payment of any amounts owed by the Borrower, any other Guarantor or any other guarantor to the Collateral Agent or any other Secured Party;

(g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Borrower, any other Guarantor or any other guarantor are subordinated to the claims of the Collateral Agent or any other Secured Party; or

(h) any application of any sums by whoever paid or however realized to any Guaranteed Obligations owing by the Borrower, any other Guarantor or any other guarantor to the Collateral Agent or any other Secured Party in such manner as the Collateral Agent or any other Secured Party shall determine in its reasonable discretion.

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SECTION 2.7 Demand by the Collateral Agent. In addition to the terms set forth in this Section 2.7 and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Collateral Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

SECTION 2.8 Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Collateral Agent may, or upon the request of the Required Lenders, the Collateral Agent shall, enforce against the Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Collateral Agent hereunder, under the Credit Agreement, the other Loan Documents, the Secured Hedge Agreements or the Secured Cash Management Agreements or otherwise.

SECTION 2.9 Benefits of Guaranty. The provisions of this Agreement are for the benefit of the Collateral Agent and the other Secured Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Collateral Agent and the other Secured Parties, the obligations of the Borrower under the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Collateral Agent or any other Secured Party to any Person or Persons as permitted under the Credit Agreement, any reference to the “Collateral Agent” or a “Secured Party” herein shall be deemed to refer equally to such Person or Persons.

SECTION 2.10 Termination; Reinstatement.

(a) Subject to clause (c) below, this Agreement shall remain in full force and effect until all the Guaranteed Obligations and all the obligations of the Guarantors shall have been indefeasibly paid in full in cash and the Commitments terminated.

(b) No payment made by the Borrower, any other Guarantor, any other guarantor or any other Person received or collected by the Collateral Agent or any other Secured Party from the Borrower, any other Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations and all the obligations of the Guarantors shall have been indefeasibly paid in full in cash and the Commitments terminated.

(c) Each Guarantor agrees that, if any payment made by any Loan Party or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be

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refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any Collateral are required to be refunded by the Collateral Agent or any other Secured Party to the applicable Loan Party, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Agreement shall have been canceled or surrendered (and if any Lien or Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Agreement (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

SECTION 2.11 Payments. Any payments by the Guarantors hereunder shall be made to the Administrative Agent, to be applied in accordance with Section 6.04, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

ARTICLE III

SECURITY INTEREST

SECTION 3.1 Grant of Security Interest.

(a) Each Guarantor hereby grants, pledges and collaterally assigns to the Collateral Agent, for the ratable benefit of itself and the Secured Parties, a security interest in, all of such Guarantor’s right, title and interest in the following property, now owned or at any time hereafter acquired by such Guarantor or in which such Guarantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations:

(i) all Accounts, including all Receivables;

(ii) all As-Extracted Collateral, including gold, silver and other precious metals;

(iii) all cash and currency;

(iv) all Chattel Paper;

(v) all Collateral Accounts;

(vi) all Commercial Tort Claims identified on Schedule 4.9;

(vii) all Deposit Accounts;

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(viii) all Documents;

(ix) all Equipment;

(x) all Fixtures;

(xi) all General Intangibles;

(xii) all Instruments;

(xiii) all Insurance;

(xiv) all Intellectual Property;

(xv) all Inventory;

(xvi) all Investment Property;

(xvii) all Letter of Credit Rights;

(xviii) all Pledged Equity Interests;

(xix) all other Goods not otherwise described above;

(xx) all books and records pertaining to the Collateral; and

(xxi) to the extent not otherwise included, all other property of such Guarantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing, all Accessions to any of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person with respect to any of the foregoing.

(b) Notwithstanding clause (a) above, (i) the Security Interests granted herein shall not extend to and the term “Collateral” shall not include, (A) any Excluded Collateral, (B) any obligation or property of any kind due from, owed by or belonging to any Sanctioned Person, (C) any rights under any lease, license, instrument, contract or agreement of any Guarantor to the extent that the granting of a security interest therein would, under the express terms of such lease, license, instrument, contract or agreement, (I) be prohibited or restricted or (II) result in a breach of the terms of, constitute a default under or result in a termination of any such lease, license, instrument, contract or agreement governing such right, unless (x) such prohibition or restriction is not enforceable or is otherwise ineffective under Applicable Law or (y) consent to such security interest has been obtained from any applicable third party or (D) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law. Notwithstanding

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any of the foregoing, the foregoing proviso shall not affect, limit, restrict or impair the grant by any Guarantor of a Security Interest in any Account or any money or other amounts due and payable to any Guarantor or to become due and payable to any Guarantor under any such lease, license, instrument, contract or agreement unless such security interest in such Account, money or other amount due and payable is also specifically prohibited or restricted by the terms of such lease, license, instrument, contract or other agreement or such security interest in such Account, money or other amount due and payable would expressly constitute a default under or would expressly grant a party a termination right under any such lease, license instrument, contract or agreement governing such right unless, in each case, (x) such prohibition is not enforceable or is otherwise ineffective under Applicable Law or (y) consent to such security interest has been obtained from any applicable third party; provided further, that notwithstanding anything to the contrary contained in the foregoing proviso, the Security Interests granted herein shall immediately and automatically attach to and the term “Collateral” shall immediately and automatically include the rights under any such lease, license, instrument, contract or agreement and in such Account, money or other amounts due and payable to any Guarantor at such time as such prohibition, restriction, event of default or termination right terminates or is waived or consent to such security interest has been obtained from any applicable third party.

SECTION 3.2 Pledged Equity Interests.

(a) Subject to Section 8.17, no Guarantor shall cause a limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Pledged Equity Interests (as amended, restated, supplemented or otherwise modified from time to time, a “Governing Agreement”) to be amended to restrict the pledge of the Pledged Equity Interests pledged hereunder to the Secured Parties or the transfer of such Pledged Equity Interests upon enforcement of such pledge or any other exercise of remedies by the Secured Parties.

(b) Upon the occurrence and during the continuance of an Event of Default, in connection with an enforcement of rights and remedies hereunder, the Secured Parties or their respective designees shall have the right (but not the obligation) to be substituted for the applicable Guarantor under the applicable Governing Agreement and the Secured Parties shall have all rights, powers and benefits of such Guarantor as a member, manager or partner, as applicable, under such Governing Agreement. For avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights and not merely the rights of an economic interest holder. So long as this Agreement remains in effect, no further consent, approval or action by any Guarantor shall be necessary to permit the Secured Parties to be substituted pursuant to this paragraph. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Secured Parties and their respective successors, assigns and designated agents, as intended third party beneficiaries.

SECTION 3.3 Guarantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Guarantor shall remain liable to perform all of its duties and obligations under the contracts and agreements included in the Collateral to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent or any other Secured Party of any of the rights hereunder shall not release any Guarantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) neither

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the Collateral Agent nor any other Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Guarantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder and (d) neither the Collateral Agent nor any other Secured Party shall have any liability in contract or tort for any Guarantor’s acts or omissions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

SECTION 4.1 Organization; Power; Qualification. Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.2 Authorization of Agreement; Compliance with Laws; Non Contravention. Each Guarantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the duly authorized officers of each Guarantor and this Agreement constitutes the legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies. The execution, delivery and performance by the Guarantors of this Agreement does not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any provision of any Applicable Law relating to any Guarantor where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) result in a material breach of or constitute a default under any the articles of incorporation, bylaws or other organizational documents of any Guarantor, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such person, except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect or (d) result in or require the creation or imposition of any Lien, upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

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SECTION 4.3 Governmental Approvals. No approval, consent, exemption, authorization or other action by, notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by or enforcement against any Guarantor or any Issuer of this Agreement, except (a) as may be required by laws affecting the offering and sale of securities generally, (b) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (c) filings under the UCC and/or the Assignment of Claims Act and (d) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Perfected First Priority Liens. Each financing statement naming any Guarantor as a debtor is in appropriate form for filing in the appropriate offices of the states specified on Schedule 4.6. The Security Interests granted pursuant to this Agreement constitute valid and enforceable first priority perfected security interests in all of the Collateral (other than Collateral in which a Security Interest may be perfected only by taking actions not required hereunder) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, subject only to Permitted Liens.

SECTION 4.5 Title, No Other Liens. Except for the Security Interests, each Guarantor owns each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens. No Guarantor has Authenticated any agreement authorizing any secured party thereunder to file a financing statement naming such Guarantor as debtor, except to perfect Permitted Liens.

SECTION 4.6 State of Organization; Location of Inventory, Equipment and Fixtures; other Information.

(a) The exact legal name of each Guarantor is set forth on Schedule 4.6 (as such schedule may be updated from time to time pursuant to Section 5.3).

(b) Each Guarantor is a Registered Organization organized under the laws of the state identified on Schedule 4.6 under such Guarantor’s name (as such schedule may be updated from time to time pursuant to Section 5.3). The taxpayer identification number and, to the extent applicable, Registered Organization number of each Guarantor is set forth on Schedule 4.6 under such Guarantor’s name (as such schedule may be updated from time to time pursuant to Section 5.3).

(c) All Collateral consisting of Inventory, Equipment and Fixtures (whether now owned or hereafter acquired) with a value in excess of $10,000,000 is (or will be), except while in transit, located at the locations specified on Schedule 4.6 (as such schedule may be updated from time to time pursuant to Section 5.3), except as otherwise permitted hereunder.

SECTION 4.7 Accounts. To the knowledge of the Guarantors, no Account Debtor has any defense, set-off, claim or counterclaim against any Guarantor that can be asserted against the Collateral Agent, whether in any proceeding to enforce the Collateral Agent’s rights in the Collateral or otherwise, except defenses, setoffs, claims or counterclaims relating to Accounts with an aggregate value not in excess of $20,000,000. None of the Accounts is, nor will any

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hereafter arising Account be, evidenced by a promissory note or other Instrument (other than a check) having a face value in excess of $20,000,000 in the aggregate at any one time outstanding and a maturity of at least six months that has not been pledged to the Collateral Agent in accordance with the terms hereof.

SECTION 4.8 Reserved.

SECTION 4.9 Commercial Tort Claims. As of the date hereof, all Commercial Tort Claims with a reasonably anticipated value in excess of $10,000,000 owned by any Guarantor are listed on Schedule 4.9.

SECTION 4.10 Intellectual Property.

(a) As of the date hereof, all Copyright registrations, Copyright applications, issued Patents, Patent applications, Trademark registrations and Trademark applications owned by any Guarantor in its own name and material to the business of the Guarantors are listed on Schedule 4.10 (as such schedule may be updated from time to time pursuant to Section 5.3).

(b) Except as set forth in Schedule 4.10 on the date hereof (as such schedule may be updated from time to time pursuant to Section 5.3), none of the Intellectual Property owned by any Guarantor is the subject of any licensing or franchise agreement pursuant to which such Guarantor is the licensor or franchisor, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.11 Reserved.

SECTION 4.12 Investment Property; Pledged Equity Interests.

(a) All Investment Property and all Pledged Equity Interests owned by any Guarantor in any Subsidiary (or Investment Property or Pledged Equity Interests issued by any other Issuer with a value in excess of $10,000,000) are listed on Schedule 4.12 (as such schedule may be updated from time to time pursuant to Section 5.3).

(b) All Pledged Equity Interests issued by any Restricted Subsidiary (or Investment Property or Pledged Equity Interests issued by any other Issuer with a value in excess of $10,000,000) to any Guarantor and included in the Collateral (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, and (ii) are beneficially owned as of record by such Guarantor.

(c) None of the Pledged Equity Interests issued by any Restricted Subsidiary to any Guarantor and included in the Collateral (i) are dealt in or traded on a Securities exchange or in Securities markets, (ii) in the case of any Pledged Equity Interests issued by a Restricted Subsidiary that is a limited liability company or a limited partnership, by their terms expressly provide that they are Securities governed by Article 8 of the UCC, (iii) are Investment Company Securities or (iv) are held in a Securities Account.

SECTION 4.13 Instruments. Except as set forth on Schedule 4.13, no Guarantor holds any Instruments or is named as a payee of any promissory note or other evidence of indebtedness having a face value in excess of $20,000,000 in the aggregate at any one time outstanding and a maturity of at least six months (as such Schedule 4.13 may be updated from time to time pursuant to Section 5.3).

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SECTION 4.14 Government Contracts. Except as set forth on Schedule 4.14, no Guarantor is party to any Government Contract under which the Governmental Authority party thereto, as account debtor, owes a monetary obligation with a value in excess of $10,000,000 to any Guarantor.

SECTION 4.15 Aircraft. As of the date hereof, none of the Collateral constitutes, or is the proceeds of, (a) an aircraft, airframe, aircraft engine or related property, (b) an aircraft leasehold interest or (c) any other interest in or to any of the foregoing.

SECTION 4.16 Credit Agreement Representations and Warranties. To the extent not covered above, each Guarantor hereby represents and warrants that each representation and warranty contained in Article III of the Credit Agreement relating to such Guarantor is true and correct as if made by such Guarantor herein.

ARTICLE V

COVENANTS

Until the Guaranteed Obligations (other than contingent indemnity obligations not yet due) shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 8.2, each Guarantor covenants and agrees that:

SECTION 5.1 Maintenance of Perfected Security Interest; Further Information.

(a) Each Guarantor shall maintain the Security Interest created by this Agreement as a first priority perfected Security Interest (subject only to Permitted Liens and other Collateral in which a Security Interest may be perfected only by taking actions not required hereunder) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than the holders of Permitted Liens).

(b) Each Guarantor will from time to time furnish to the Collateral Agent upon the Collateral Agent’s reasonable request statements and schedules further identifying and describing the assets and property of such Guarantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

SECTION 5.2 Maintenance of Insurance. Each Guarantor shall maintain insurance covering the Collateral in accordance with the provisions of Section 5.06 of the Credit Agreement.

SECTION 5.3 Changes in Locations; Changes in Name or Structure. No Guarantor will, except upon fifteen (15) days’ prior written notice to the Collateral Agent (which time period may be reduced by the Collateral Agent in its sole discretion by written notice to such Guarantor) and delivery to the Collateral Agent of (a) all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents

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reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules of this Agreement:

(i) change its jurisdiction of organization or the location of its chief executive office (or the location where any Guarantor maintains its books and records relating to Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest) from that identified on Schedule 4.6;

(ii) change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading under the UCC.

SECTION 5.4 Required Notifications. Each Guarantor shall promptly notify the Collateral Agent, in writing, of: (a) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder, (b) any Collateral which, to the knowledge of such Guarantor, constitutes a Government Contract under which the Governmental Authority party thereto, as account debtor, owes a monetary obligation with a value in excess of $10,000,000 and (c) the acquisition or ownership by such Guarantor of any (i) Commercial Tort Claim with a reasonably anticipated value in excess of $10,000,000 other than any Commercial Tort Claim set forth on Schedule 4.9, (ii) Instrument representing amounts payable to any Guarantor in an amount exceeding $20,000,000 and a maturity of at least one year other than any such Instruments set forth on Schedule 4.13 or (iii) Investment Property or Pledged Equity Interests issued by any Restricted Subsidiary (or Investment Property or Pledged Equity Interests issued by any other Issuer with a value in excess of $10,000,000) to any Guarantor and included in the Collateral after the date hereof other than any Investment Property or Pledged Equity Interests set forth on Schedule 4.12.

SECTION 5.5 Delivery Covenants. Each Guarantor will deliver and pledge to the Collateral Agent, for the ratable benefit of the Secured Parties, (a) all Certificated Securities or Pledged Equity Interests evidenced by a certificate (in each case, issued by (x) a Restricted Subsidiary the Equity Interests of which are required to be pledged under Section 5.14 of the Credit Agreement, other than any Immaterial Subsidiary or (y) any other Issuer and evidencing Investment Property or Pledged Equity Interests with a value in excess of $10,000,000), other than the Certificated Securities or Pledged Equity Interests set forth on Schedule 5.5 and (b) Instruments in an amount exceeding $20,000,000 and with a maturity of at least one year owned or held by such Guarantor, in each case, together with an Effective Endorsement and Assignment, unless, in each case, such delivery and pledge has been waived in writing by the Collateral Agent.

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SECTION 5.6 Control Covenants.

Upon the request of the Collateral Agent, each Guarantor will take such actions and deliver all such agreements as are reasonably requested by the Collateral Agent to provide the Collateral Agent with Control of all Electronic Chattel Paper with a value in excess of $10,000,000 owned or held by such Guarantor by having the Collateral Agent identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

SECTION 5.7 Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, each Guarantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent determines appropriate to perfect the Security Interests of the Collateral Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including, without limitation, describing such property as “all assets” or “all personal property.” Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

SECTION 5.8 Accounts. No Guarantor will (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Account Debtor, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could reasonably be likely to adversely affect the value thereof, except where such extension, compromise, settlement, release, credit, discount, amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

SECTION 5.9 Intellectual Property.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Guarantor (either itself or through licensees) (i) will use each registered Trademark (owned by such Guarantor) and Trademark for which an application (owned by such Guarantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such Guarantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such Guarantor or Copyright for which an application is pending (owned by such Guarantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

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(b) Each Guarantor will notify the Collateral Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Guarantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Guarantor’s ownership of, or the validity of, any material Intellectual Property owned by such Guarantor or such Guarantor’s right to register the same or to own and maintain the same.

(c) Upon the reasonable request of the Collateral Agent, the Guarantors shall deliver an updated Schedule 4.10 hereto. From time to time upon the reasonable request of the Collateral Agent, such Guarantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the security interest of the Secured Parties in any material Copyright, Patent or Trademark and the goodwill and General Intangibles of such Guarantor relating thereto or represented thereby.

(d) Each Guarantor will take all reasonable and necessary steps, at such Guarantor’s sole cost and expense, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(e) In the event that any material Intellectual Property owned by a Guarantor is infringed, misappropriated or otherwise violated by a third party, the applicable Guarantor shall (i) at such Guarantor’s sole cost and expense, take such actions as such Guarantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns of such infringement, misappropriation or violation.

SECTION 5.10 Investment Property; Pledged Equity Interests.

(a) Without the prior written consent of the Collateral Agent, no Guarantor will (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Pledged Equity Interests, except for those additional Pledged Equity Interests that will be subject to the Security Interest granted herein in favor of the Secured Parties, to the extent such Pledged Equity Interests are required to be pledged hereunder or (ii) enter into any agreement or undertaking restricting the right or ability of such Guarantor or the Collateral Agent to sell, assign or transfer any Pledged Equity Interests or Proceeds thereof. The Guarantor will defend the right, title and interest of the Collateral Agent in and to any Pledged Equity Interests against the claims and demands of all Persons whomsoever. The Guarantors shall obtain a consent from each Issuer that is subject to a pledge of its Pledged Equity Interests pursuant to this Agreement with respect to such pledge, other than any Issuer that is a party hereto and has signed in its capacity as Issuer.

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(b) If any Guarantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, such Guarantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties, segregated from other funds of such Guarantor and promptly deliver the same to the Collateral Agent, on behalf of the Secured Parties, in accordance with the terms hereof.

SECTION 5.11 Equipment. Each Guarantor will maintain each material item of Equipment in good working order and condition in accordance with its ordinary business practices in all material respects (reasonable wear and tear and obsolescence excepted).

SECTION 5.12 Government Contracts. To the extent reasonably requested by the Collateral Agent, each Guarantor will execute and deliver assignment agreements and notices of assignment, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by any Guarantors party to a Government Contract under which the Governmental Authority party thereto, as account debtor, owes a monetary obligation with a value in excess of $10,000,000, in compliance with the Assignment of Claims Act (or analogous state Applicable Law).

SECTION 5.13 Further Assurances. Upon the request of the Collateral Agent and at the sole expense of the Guarantors, each Guarantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) with respect to Government Contracts referred to in Section 5.4(b) or Section 5.12, assignment agreements and notices of assignment, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by any Guarantors party to such Government Contract in compliance with the Assignment of Claims Act (or analogous state Applicable Law) or (ii) all applications, certificates, instruments, registration statements and all other documents and papers the Collateral Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE VI

REMEDIAL PROVISIONS

SECTION 6.1 General Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all

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other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Guarantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent may disclaim all warranties in connection with any sale or other disposition of the Collateral, including, without limitation, all warranties of title, possession, quiet enjoyment and the like. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. Each Guarantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Guarantor’s premises or elsewhere. To the extent permitted by Applicable Law, each Guarantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages or demands result solely from the gross negligence or willful misconduct of the Collateral Agent or any other Secured Party, in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 6.2 Specific Remedies.

(a) The Collateral Agent hereby authorizes each Guarantor to collect such Guarantor’s Accounts; provided that, the Collateral Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) the Collateral Agent may communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Collateral Agent, each Guarantor shall notify (such notice to be in form and substance satisfactory to the Collateral Agent) its Account Debtors and parties to the contracts to which such Guarantor is a party subject to a Security Interest that such Accounts and such material contracts have been assigned to the Collateral Agent, for the ratable benefit of the Secured Parties;

(ii) upon the request of the Collateral Agent, each Guarantor shall forward to the Collateral Agent, on the last Business Day of each week a statement showing the application of all payments on the Collateral during the previous week and a collection report with regard thereto, in form and substance satisfactory to the Collateral Agent;

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(iii) upon the request of the Collateral Agent, whenever any Guarantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Guarantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into a cash collateral account at the Collateral Agent (the “Collateral Account”), and until such Guarantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account, such Guarantor shall hold such cash, money, checks or any other similar items of payment in trust for the Collateral Agent. All such Collateral and Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4;

(iv) the Collateral Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property, or Pledged Equity Interests or other Proceeds paid in respect of any Investment Property, or Pledged Equity Interests, and any or all of any Investment Property, or Pledged Equity Interests may, at the option of the Collateral Agent and the Secured Parties, be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property, or any such Pledged Equity Interests at any meeting of shareholders, partners or members of the relevant Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property, or Pledged Equity Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property, or Pledged Equity Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or limited liability company structure of any Issuer or upon the exercise by any Guarantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, or Pledged Equity Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property, or Pledged Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; but the Collateral Agent shall have no duty to any Guarantor to exercise any such right, privilege or option and the Collateral Agent and the other Secured Parties shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Guarantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property and Pledged Equity Interests to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Guarantor and each Guarantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property, or Pledged Equity Interests directly to the Collateral Agent; and

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(v) the Collateral Agent shall be entitled to (but shall not be required to): (A) proceed to perform any and all obligations of the applicable Guarantor under any contract to which the applicable Guarantor is party and exercise all rights of such Guarantor thereunder as fully as such Guarantor itself could, (B) do all other acts which the Collateral Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, of the other Loan Documents or Applicable Law and (C) sell, assign or otherwise transfer any such contract in accordance with the Credit Agreement, the other Loan Documents and Applicable Law, subject, however, to the prior approval of each other party to such contract, to the extent required under such contract.

(c) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Guarantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b), each Guarantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Investment Property and any Pledged Equity Interests to the extent permitted in the Credit Agreement and to exercise all voting and other corporate, company and partnership rights with respect to any Investment Property and Pledged Equity Interests.

(d) If (i) an Event of Default shall have occurred and, by reason of waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, and (iii) the Obligations shall not have become immediately due and payable, upon the written request of any Guarantor, the Collateral Agent shall promptly execute and deliver to such Guarantor, at such Guarantor ‘s sole cost and expense, such assignments or other transfer as may be necessary to reassign to, or restore in, such Guarantor any such rights, title and interests as may have been assigned or granted to the Collateral Agent as aforesaid; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect.

SECTION 6.3 Registration Rights.

(a) If the Collateral Agent shall determine that in order to exercise its right to sell any or all of the Collateral it is necessary or advisable to have such Collateral registered under the provisions of the Securities Act (any such Collateral, the “Restricted Securities Collateral”), the relevant Guarantor will cause each applicable Issuer (and the officers and directors thereof) that is a Guarantor or a Restricted Subsidiary of a Guarantor to (i) execute and deliver all such instruments and documents and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register such Restricted Securities Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Restricted Securities Collateral, or that portion thereof to be sold and (iii) make all

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amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Guarantor agrees to cause each applicable Issuer (and the officers and directors thereof) to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of the Securities Act.

(b) Each Guarantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Restricted Securities Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Guarantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Restricted Securities Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Guarantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other Applicable Laws. Each Guarantor further agrees that a breach of any of the covenants contained in this Section 6.2(a) will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.2(a) shall be specifically enforceable against such Guarantor, and such Guarantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

SECTION 6.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements) as follows:

(a) first, to the payment of all fees, expenses and other amounts due and payable to the Administrative Agent or the Collateral Agent in their capacities as such (including reasonable costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection

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with any collection or sale or otherwise in connection with this Agreement, any other Loan Document, including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Administrative Agent and the Collateral Agent hereunder or under any other Loan Document on behalf of any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document), ratably among the parties owed such obligations in proportion to the respective amounts owed to each;

(b) second, to the payment, through the Administrative Agent on behalf of and for the account of the Lenders, of all fees, indemnities and other amounts (other than principal, interest or prepayment fees) due and payable to the Lenders under the Loan Documents;

(c) third, to the payment of through the Administrative Agent on behalf of and for the account of the Lenders, the interest due and payable in respect of the Obligations, ratably among the parties owed such obligations in proportion to the respective amounts owed to each;

(d) fourth, to the payment of through the Administrative Agent on behalf of and for the account of the Lenders, the unpaid principal (including (x) all payment obligations then owing under any Secured Hedge Agreement and (y) all payment obligations then owing under any Secured Cash Management Agreement) of the Obligations then due and payable, together with all interest and fees then due thereon or in respect thereof to the extent not paid pursuant to the preceding clauses of this Section 6.4, ratably among the parties owed such obligations in proportion to the respective amounts owed to each;

(e) fifth, to the payment, through the Administrative Agent on behalf of and for the account of the Lenders in the case of payments to the Lenders and/or Agents, in full of all other Obligations not referred to above, ratably among the parties owed such other Obligations in proportion to the respective amounts owed to each; and

(f) sixth, to or upon the order of the Guarantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Any Proceeds not applied shall be held by the Collateral Agent as Collateral.

SECTION 6.5 Waiver, Deficiency. Each Guarantor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Guarantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

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ARTICLE VII

THE COLLATERAL AGENT

SECTION 7.1 Appointment of Collateral Agent as Attorney-In-Fact.

(a) Each Guarantor hereby irrevocably constitutes and appoints each of the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Guarantor and in the name of such Guarantor or in its own name, for the purpose of carrying out the terms of this Agreement, effective upon the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Guarantor hereby gives each of the Collateral Agent the power and right, on behalf of such Guarantor, without notice to or assent by such Guarantor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(i) in the name of such Guarantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or contract to which such Guarantor is party subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or such contract to which such Guarantor is party subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and General Intangibles of such Guarantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Guarantor with

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respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) license or assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent was the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Guarantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Security Interests of the Secured Parties therein and to effect the intent of this Agreement, all as fully and effectively as such Guarantor might do.

(b) If any Guarantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 7.1(a).

(c) The expenses of the Collateral Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Guarantor, shall be payable by such Guarantor to the Collateral Agent on demand.

(d) Each Guarantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 7.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

SECTION 7.2 Duty of Collateral Agent. The sole duty of Collateral Agent with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Guarantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the interests of the Collateral Agent and the other Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Guarantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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SECTION 7.3 Authority of Collateral Agent. Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Guarantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 9.01 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Borrower set forth in Section 9.01 of the Credit Agreement.

SECTION 8.2 Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 9.08 of the Credit Agreement.

SECTION 8.3 Expenses, Indemnification, Waiver of Consequential Damages, etc.

(a) The Guarantors, jointly and severally, shall pay all out-of-pocket expenses incurred by the Collateral Agent and each other Secured Party to the extent any Loan Party would be required to do so pursuant to Section 9.05 of the Credit Agreement.

(b) The Guarantors, jointly and severally, shall pay and shall indemnify each Indemnitee (which for purposes of this Agreement shall include, without limitation, all Secured Parties) against Indemnified Taxes and Other Taxes to the extent any Loan Party would be required to do so pursuant to Section 2.15 of the Credit Agreement.

(c) The Guarantors, jointly and severally, shall indemnify each Indemnitee to the extent any Loan Party would be required to do so pursuant to Section 9.05 of the Credit Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by Applicable Law, each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

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(e) No Indemnitee referred to in this Section 8.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f) All amounts due under this Section 8.3 shall be payable promptly after demand therefor.

SECTION 8.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Secured Party and each of its respective Affiliates may, subject to the approval of the Collateral Agent, at any time and from time to time, to the fullest extent permitted by Applicable Law, set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set off) that such Secured Party or its respective Affiliates may have. Each Secured Party agrees to notify such Guarantor and the Collateral Agent promptly after any such set off and application; provided that the failure to give such notice shall not affect the validity of such set off and application.

SECTION 8.5 Governing Law; Jurisdiction; Venue; Service of Process.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) without reference to the conflicts of law principles thereof.

(b) Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

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(c) Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.15 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e) Appointment of the Borrower as Agent for the Guarantors. Each Guarantor hereby irrevocably appoints and authorizes the Borrower to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by the Borrower of any summons, notice or other similar item shall be deemed effective receipt by each Guarantor and its Subsidiaries.

SECTION 8.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.7 Injunctive Relief.

(a) Each Guarantor recognizes that, in the event such Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Collateral Agent and the other Secured Parties. Therefore, each Guarantor agrees that the Collateral Agent and the other Secured Parties, at the option of the Collateral Agent and the other Secured Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

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(b) The Collateral Agent, the other Secured Parties and each Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

SECTION 8.8 No Waiver By Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Collateral Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The enumeration of the rights and remedies of the Collateral Agent and the other Secured Parties set forth in this Agreement is not intended to be exhaustive and the exercise by the Collateral Agent and the other Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

SECTION 8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and the other Lenders (except as otherwise provided by the Credit Agreement).

SECTION 8.10 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Collateral Agent and the other Secured Parties are entitled under the provisions of Section 8.3 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Collateral Agent and the other Secured Parties against events arising after such termination as well as before.

SECTION 8.11 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement.

SECTION 8.12 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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SECTION 8.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

SECTION 8.14 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Collateral Agent or the other Secured Parties in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 8.15 Advice of Counsel; No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 8.16 Acknowledgements.

(a) Each Guarantor hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(ii) it has received a copy of the Credit Agreement and has reviewed and understands same;

(iii) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iv) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Guarantors and the Secured Parties.

(b) Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Collateral Agent as may be necessary to give full effect to the provisions of this Agreement.

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SECTION 8.17 Releases.

(a) This Agreement, the guarantees made herein and the Security Interests and Liens granted hereby shall terminate, and each Guarantor shall automatically be released from its obligations hereunder upon the Discharge of the Obligations. At such time, the Collateral Agent agrees to take such actions as are reasonably requested by the Guarantors, at the Guarantors’ expense, to evidence and effectuate such termination and release of the guarantees, Liens and Security Interests created by this Agreement.

(b) In the event that any Guarantor conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of the Collateral in a transaction not prohibited by the Credit Agreement, or in the event that any Subsidiary Guarantor or other Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 6.09 of the Credit Agreement, the Collateral Agent shall promptly take such action and execute any such documents as may be reasonably requested by the Guarantors and at the Guarantors’ expense to release any Liens created by this Agreement in respect of such Collateral and to release the guarantee of any Subsidiary Guarantor whose Pledged Equity Interests are so disposed of in such a transaction that results in such Subsidiary Guarantor no longer being a Restricted Subsidiary of the Borrower or any such designation that results in such Pledged Equity Interests no longer being required to be pledged hereunder or under the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent a written request for release identifying the relevant Guarantor and a description of the sale or other disposition in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

SECTION 8.18 Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.14(a) or (c) of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 8.19 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Collateral Agent and any Persons designated by the Collateral Agent or any other Secured Party pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 8.20 Secured Parties. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Collateral Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Collateral Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Collateral Agent and each of its Affiliates shall be entitled to all the rights, benefits and immunities conferred under Article VIII of the Credit Agreement.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.1

COEUR MINING, INC.,
a Delaware corporation, as Borrower

By:
Name:

Title:

COEUR ALASKA, INC.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

COEUR ROCHESTER, INC.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

WHARF RESOURCES (U.S.A.), INC.,
a Colorado corporation, as Guarantor

By:
Name:

Title:

[1]	Note: List of Guarantors to be confirmed.

WHARF RESOURCES MANAGEMENT INC.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

WHARF REWARD MINES INC.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

WHARF GOLD MINES INC.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

GOLDEN REWARD MINING COMPANY LIMITED PARTNERSHIP,
a Delaware limited partnership, as Guarantor

By:
Name:

Title:

COEUR CAPITAL, INC.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

COEUR EXPLORATIONS, INC.,
an Idaho corporation, as Guarantor

By:
Name:

Title:

COEUR SOUTH AMERICA CORP.,
a Delaware corporation, as Guarantor

By:
Name:

Title:

BARCLAYS BANK PLC,
as Collateral Agent

By:
Name:

Title:

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01(j) of the Credit Agreement dated as of June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The undersigned, solely in his capacity as the chief financial officer or other Financial Officer of the Borrower and not in an individual capacity and without personal liability, does hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, exceeds their debts and liabilities, direct, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that is required to pay the probable liabilities on the debts and other liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis, as such debts and other liabilities become absolute and matured.

3. The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. The Borrower and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the businesses in which each is engaged, as such businesses are now conducted and are proposed to be conducted following the date hereof.

5. For purposes of this Certificate, the amount of any contingent liability at any time has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as he shall have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

F-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

COEUR MINING, INC.,
a Delaware corporation

By:

Name:
Title:	Chief Financial Officer

F-2

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

FORM OF TERM NOTE

TERM NOTE

$[        ,        ,         ]

[                    ], 20[    ]

FOR VALUE RECEIVED, the undersigned, hereby promises to pay to [                            ] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of the Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. The Borrower promises to pay interest on the aggregate unpaid principal amount of the Term Loan from time to time made by the Lender to the Borrower under the Credit Agreement from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be recorded in the Register pursuant to Section 9.04(b)(iv) of the Credit Agreement. This Term Note is a registered note and upon surrender of this Term Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Term Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower will treat the person in whose name this Term Note is registered in the Register as the owner thereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[signature page follows]

COEUR MINING, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT I

[Intentionally Omitted]

I-1

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 23, 2015 (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable,. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[signature page follows]

J-1-1

[NAME OF LENDER]

By:

Name:
Title:

J-1-2

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 23, 2015 (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable,. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[signature page follows]

J-2-1

[NAME OF LENDER]

By:

Name:
Title:

J-2-2

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 23, 2015 (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[signature page follows]

J-3-1

[NAME OF LENDER]

By:

Name:
Title:

J-3-2

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 23, 2015 (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto from time to time, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[signature page follows]

J-4-1

[NAME OF LENDER]

By:

Name:
Title:

J-4-2

EXHIBIT K

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE

Borrower Name:

Legal Name of Lender for Signature Page:

Contact Information:

CREDIT CONTACTS

	Closing Contact	Primary Credit Contact	Secondary Credit Contact
Name:
Title:
Company:
Address:

Telephone:
Fax:
E Mail:

OTHER CONTACTS

	Primary Operations Contact	Secondary Operations Contact
Name:
Title:
Company:
Address:

Telephone:
Fax:
E Mail:

K-1

OTHER CONTACTS

	Primary Trade Contact	Secondary Trade Contact
Name:
Title:
Company:
Address:

Telephone:
Fax:
E Mail:

Lender Payment Instructions:

US Dollar Transfers
Bank Name:
Bank Address:
Account Number:
ABA #:
Account Name:
Reference:

K-2

EXHIBIT L

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Coeur Mining, Inc., a corporation organized under the laws of Delaware (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 5.02(a) of the Credit Agreement dated as of June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur Mining, Inc., a Delaware corporation, (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review [has] [has not] disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

COEUR MINING, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

Schedule 2.01

Commitments

Term Loan Commitment

Lender	Term Loan Commitment
Barclays Bank PLC	$100,000,000
Total	$100,000,000

1	Schedule 2.01 Commitments

Schedule 3.01

Jurisdiction of Organization and Qualification

Loan Party or Subsidiary	Jurisdiction of Organization	Other Jurisdictions of Qualification
Coeur Mining, Inc.	Delaware	Illinois
Coeur Explorations, Inc.	Idaho	None.
Coeur Alaska, Inc.	Delaware	Alaska
Coeur Rochester, Inc.	Delaware	Nevada
Coeur South America Corp.	Delaware	None.
Coeur Sub One, Inc.	Delaware	None.
Coeur Sub Two, Inc.	Delaware	None.
Coeur New Zealand, Inc.	Delaware	None.
Coeur San Miguel Corp.	Delaware	None.
Coeur Capital, Inc.	Delaware	Nevada
Cervantes, LLC	Delaware	None.
Wharf Resources (U.S.A.), Inc.	Colorado	South Dakota
Wharf Resources Management Inc.	Delaware	South Dakota
Wharf Reward Mines Inc.	Delaware	South Dakota
Wharf Gold Mines Inc.	Delaware	South Dakota
Golden Reward Mining Company Limited Partnership	Delaware	South Dakota
Paramount Metals Corp.	Delaware	None.
Ocampo Resources, Inc.	Nevada	None.
Ocampo Services, Inc.	Nevada	None.
Mexco Holdings, LLC	Nevada	None.
Mexco Resources, LLC	Nevada	None.
Callahan Mining Corporation	Arizona	Idaho, Michigan
Coeur d’Alene Mines Australia Pty Ltd.	Australia	None.
Bolnisi Gold Pty Ltd.	Australia	None.
Fairview Gold Pty Ltd.	Australia	None.
CDE Australia Pty Ltd	Australia	None.
Servicios Administrativos Palmarejo, S.A. de C.V.	Mexico	None.
Servicios Profesionales Palmarejo, S.A. de C.V.	Mexico	None.
CDE Mexico, S.A. de C.V.	Mexico	None.
Paramount Gold de Mexico S.A. de C.V.	Mexico	None.

2	Schedule 3.01 Jurisdiction of Organization and Qualification

Loan Party or Subsidiary	Jurisdiction of Organization	Other Jurisdictions of Qualification
Minera Gama S.A. de C.V.	Mexico	None.
Coeur Mexicana, S.A. de C.V.	Mexico	None.
Coeur La Preciosa Silver Corp.	Canada	None.
Palmarejo Silver and Gold ULC	Canada	None.
0986566 B.C., ULC	Canada	None.
Global Royalty Corp.	Canada	None.
1570926 Alberta Ltd.	Canada	None.
Magnetic Resources Ltd.	Canada	None.
Coeur Tanzania Limited	Tanzania	None.
CDE Tanzania Limited	Tanzania	None.
Empresa Minera Manquiri, S.A.	Bolivia	None.
Coeur Argentina, S.R.L	Argentina	None.
Coeur Joaquin, S.R.L.	Argentina	None.
CDE Argentina, S.R.L.	Argentina	None.
Coeur Gold New Zealand, Ltd.	New Zealand	None.
Golden Cross Joint Venture	New Zealand	None.
La Preciosa Silver, S.A. de C.V.	Mexico	None.
Proyectos Mineros La Preciosa, S.A. de C.V.	Mexico	None.

3	Schedule 3.01 Jurisdiction of Organization and Qualification

Schedule 3.02

Subsidiaries and Capitalization

Loan Party or Subsidiary	Authorized Capital Stock	Outstanding Capital Stock and Holder(s)	Other Outstanding Options, Warrants, Etc. and Holder(s)
Coeur Mining, Inc.	300,000,000 Common shares 10,000,000 Preferred shares	137,152,336 common shares and 0 preferred shares issued and outstanding as of May 31, 2015. Common shares are publicly issued and traded on the New York Stock Exchange.	Options outstanding: 857,153 Warrants outstanding: 1,588,768
Coeur Explorations, Inc.	2,500 Common shares	2,500 shares (Coeur Mining, Inc.)	None.
Coeur Alaska, Inc.	1,000 shares	100 Common shares (Coeur Mining, Inc.)	None.
Coeur Rochester, Inc.	60,000,000 Common shares	1,000 Common shares (Coeur Mining, Inc.)	None.
Coeur South America Corp.	100,000 Common shares	10,000 Common shares (Coeur Capital, Inc.)	None.
Coeur Sub One, Inc.	100 Common shares	100 Common shares (Coeur Mining, Inc.)	None.
Coeur Sub Two, Inc.	100 Common shares	100 Common shares (Coeur Mining, Inc.)	None.
	1 Preferred share	1 Preferred share (Coeur South America Corp.)
Coeur Capital, Inc.	100 Common share	100 Common shares (Coeur Mining, Inc.)	None.
Coeur New Zealand, Inc.	100 Common shares	100 Common shares (Coeur Mining, Inc.)	None.
Ocampo Resources, Inc.	1,000 Common shares (Coeur Sub Two, Inc.) 10 Series A Preferred shares	1,000 Common shares (Coeur Sub Two, Inc.) 10 Series A Preferred shares (Palmarejo Silver and Gold ULC)	None.
Ocampo Services, Inc.	1,000 Common shares 10 Series A Preferred shares	1,000 Common shares (Coeur Sub Two, Inc.) 10 Series A Preferred shares (Palmarejo Silver and Gold ULC)	None.
Mexco Holdings, LLC	LLC Interest	All LLC Interest held by Fairview Gold Pty Ltd	None.
Mexco Resources, LLC	LLC Interest	All LLC Interest held by Fairview Gold Pty Ltd	None.
Callahan Mining Corporation	1,000 Common shares	1,000 Common shares (Coeur Mining, Inc.)	None.

4	Schedule 3.02 Subsidiaries and Capitalization

Loan Party or Subsidiary	Authorized Capital Stock	Outstanding Capital Stock and Holder(s)	Other Outstanding Options, Warrants, Etc. and Holder(s)
Coeur d’Alene Mines Australia Pty Ltd.	2 ordinary shares	2 ordinary shares (Coeur Sub Two, Inc.)	None.
Bolnisi Gold Pty Ltd.	285,542,321 ordinary shares	285,542,321 ordinary shares (Coeur d’Alene Mines Australia Pty Ltd.)	None.
Fairview Gold Pty Ltd.	563,421 ordinary shares	563,421 ordinary shares (Bolnisi Gold Pty Ltd.)	None.
CDE Australia Pty Ltd	1,275,285 ordinary shares 16,675,120 redeemable preference shares	1,275,285 ordinary shares (Coeur Capital, Inc.) 16,675,120 redeemable preference shares (Coeur Capital, Inc.)	None.
Servicios Administrativos Palmarejo, S.A. de C.V.	50 Series A shares	25 Series A shares (Mexco Holdings, LLC) 25 Series A shares (Mexco Resources, LLC)	None.
Servicios Profesionales Palmarejo, S.A. de C.V.	50 Series A shares	25 Series A shares (Mexco Holdings, LLC) 25 Series A shares (Mexco Resources, LLC)	None.
CDE Mexico, S.A. de C.V.	500 Series B shares	499 Series B shares (Coeur Explorations, Inc.) 1 Series B share (Coeur Mining, Inc.)	None.
Coeur Mexicana, S.A. de C.V.	1,494,210 Series A shares	1,476,189 Series A shares (Ocampo Services, Inc.) 18,021 Series A shares (Ocampo Resources, Inc.)	None.
Palmarejo Silver and Gold ULC	Unlimited Common shares	94,335,238 Common shares (Fairview Gold Pty Ltd)	None.
Coeur Tanzania Limited	25,000,000 ordinary shares	2 shares (Coeur Mining, Inc.)	None.
CDE Tanzania Limited	25,000,000 ordinary shares	2 shares (Coeur Tanzania Limited)	None.
Empresa Minera Manquiri S.A.	12,422 Acciones	12,397 Acciones (Coeur Mining, Inc.) 24 Acciones. (Coeur Explorations, Inc.) 1 Acciones (Coeur South America Corporation)	None.

5	Schedule 3.02 Subsidiaries and Capitalization

Loan Party or Subsidiary	Authorized Capital Stock	Outstanding Capital Stock and Holder(s)	Other Outstanding Options, Warrants, Etc. and Holder(s)
Coeur Argentina, S.R.L	15,018,306 quotas	12,599,950 quotas (Coeur Mining, Inc.) 2,418,356 quotas (Coeur South America Corp.)	None.
Coeur Gold New Zealand, Ltd.	4,690,000 shares	4,690,000 Shares (Coeur New Zealand, Inc.)	None.
Golden Cross Joint Venture	100% Participating Interest	80% (Coeur Gold New Zealand, Ltd.) 20% (Viking Mining Company Limited)	None.
Coeur Joaquin, S.R.L.	80,845 quotas	34,983 quotas (Coeur South America Corp.) 45,862 quotas (Coeur Mining, Inc.)	None.
Coeur La Preciosa Silver Corp.	142,118,989 shares	142,118,989 shares (Coeur Mining, Inc.)	None.
La Preciosa Silver, S.A. de C.V.	5,000 fixed shares 5,000 variable shares	49 shares (Proyectos Mineros La Preciosa, S.A. de C.V.) 1 shares (Coeur La Preciosa Silver Corp.)	None.
Proyectos Mineros La Preciosa, S.A. de C.V.	5,000 fixed shares 5,000 variable shares	4,999 fixed shares (Coeur La Preciosa Silver Corp.) 1 fixed share (La Preciosa Silver, S.A. de C.V.) 5,000 variable shares (Coeur La Preciosa Silver Corp.)	None.
0986566 B.C., ULC	Unlimited	100,101 common shares (Coeur Capital, Inc.)	None.
Global Royalty Corp.	Unlimited	10,233,154 common shares (0986566 B.C. ULC)	None.
1570926 Alberta Ltd.	Unlimited	7,000,000 common shares (Global Royalty Corp.)	None.
Paramount Gold de Mexico S.A. de C.V.	5,000 shares	4,999 shares (Coeur San Miguel Corp.) 1 share (Magnetic Resources, Ltd.)	None.

6	Schedule 3.02 Subsidiaries and Capitalization

Loan Party or Subsidiary	Authorized Capital Stock	Outstanding Capital Stock and Holder(s)	Other Outstanding Options, Warrants, Etc. and Holder(s)
Minera Gama S.A. de C.V.	60,000 Series A shares 4,501,000 Series B shares	59,998 Series A shares (Magnetic Resources, Ltd.) 2 Series A shares (Coeur San Miguel Corp.) 4,501,000 Series B shares (Magnetic Resources, Ltd.)	None.
Coeur San Miguel Corp.	100 common shares.	100 common share (Coeur Mining, Inc.)	None.
Paramount Metals Corp.		100% of issued common shares owned by Coeur San Miguel Corp.	None.
Magnetic Resources Ltd.	100,000,000	8,400,000 (Coeur San Miguel Corp.)	None.
CDE Argentina, S.R.L.	15,000 quotas	1,500 quotas (Coeur South America Corp.) 13,500 quotas (Coeur Argentina S.R.L.)	None.
Wharf Resources (U.S.A.), Inc.	1,000,000 common shares 1,000,000 preferred shares	50,000 common shares (Coeur Mining, Inc.)	None.
Wharf Resources Management Inc.	100 common shares	100 common shares (Wharf Resources (U.S.A.), Inc.)	None.
Wharf Reward Mines Inc.	100 common shares	100 common shares (Wharf Resources (U.S.A.), Inc.	None.
Wharf Gold Mines Inc.	100 common shares	100 common shares (Wharf Resources (U.S.A.), Inc.	None.
Golden Reward Mining Company Limited Partnership	N/A	1% partnership interest (Wharf Reward Mines Inc.) 99% partnership interest (Wharf Gold Mines Inc.)	None.
Cervantes, LLC	N/A	100% of the membership interests (Coeur Explorations, Inc.)	None.

7	Schedule 3.02 Subsidiaries and Capitalization

Schedule 3.03

Organizational Structure

8	Schedule 3.03 Organizational Structure

Schedule 3.12

ERISA Plans

None.

9	Schedule 3.12 ERISA Plans

Schedule 3.15

Labor and Collective Bargaining Agreements

The Company maintains a labor agreement in South America with Sindicato de Trabajadorés Mineras de la Empresa Manquiri S.A. at the San Bartolomé mine in Bolivia. The San Bartolomé mine labor agreement is in effect for 2015.

10	Schedule 3.15 Labor and Collective Bargaining Agreements

Schedule 3.19

Real Property

A. Owned, Leased or Subleased Real Property

Description	Location	Owner
Palmarejo Mine	Chihuahua State, Mexico	Coeur Mexicana, S.A. de C.V.
Golden Cross Mine	South Auckland, New Zealand	Coeur Gold New Zealand Limited
San Bartolomé Mine	Tomas Frias Province, Bolivia	Empresa Minera Manquiri S.A.
Kensington Mine	Juneau, Juneau Recording District, Alaska	Coeur Alaska, Inc.
Rochester Mine	Rochester, Pershing County, Nevada	Coeur Rochester, Inc.
Wharf Mine	Lawrence County, South Dakota	Wharf Resources (U.S.A.), Inc.
Ropes Mine	Ishpeming, Ishpeming Township, Michigan	Callahan Mining Corp.
Martha Mine	Santa Cruz Province, Argentina	Coeur Argentina, S.R.L.
Endeavor Mine – certain interests in silver production and reserves	New South Wales, Australia	CDE Australia Pty. Ltd
Certain Cateos, Manifestaciones de Descubrimiento, and Concesiones	Santa Cruz Province, Argentina	Coeur Argentina, S.R.L.
Other Real Property	Shoshone County, Idaho Kootenai County, Idaho	Coeur Mining, Inc.
Corporate Offices	Chicago, Cook County, Illinois	Coeur Mining, Inc.
Proyecto Khory Huasi	Nor Chichas Province, Bolivia	Empresa Minera Manquiri S.A.
Joaquín silver-gold project	Santa Cruz Province, Argentina	Coeur Joaquín S.R.L.
La Preciosa silver project	Durango State, Mexico	La Preciosa Silver, S.A. de C.V. Cervantes, LLC.

B. Exceptions

Litigation related to disputed ownership of varying portions of five parcels of propiedad privada located in the Municipality of Canatlán, Durango, Mexico, which is the subject of Ejido Ricardo Flores Magón vs. Cervantes, LLC. et al. Juicio Agrario 170/2006

11	Schedule 3.19 Real Property

Schedule 3.22

Litigation

None.

12	Schedule 3.22 Litigation

Schedule 4.01

Mortgaged Property

Property Description	State	County/Recording District	Owner
Kensington Mine	Alaska	Juneau	Coeur Alaska, Inc.
Rochester Mine	Nevada	Pershing	Coeur Rochester, Inc.
Wharf Mine	South Dakota	Lawrence	Wharf Resources (U.S.A.), Inc.

13	Schedule 4.01 Mortgaged Property

Schedule 6.01

Existing Indebtedness

1.	Credit Line Modification Agreement, dated as of December 29, 2014, modifying that certain Simple Credit Line Agreement, dated as of June 2012, by and between Banco BISA S.A. and Empresa Minera Manquiri S.A. (Balance is $18,212,644 as of March 31, 2015; maximum facility amount of $27.0 million)

2.	3.25% Convertible Notes due 2028 ($712,000 aggregate principal outstanding as of March 31, 2015) .

3.	7.875% Senior Notes due 2021 ($432,905,000 outstanding as of March 31, 2015.)

4.	Promissory Note, pursuant to which Wharf Resources (U.S.A.), Inc. owes approximately $3.75 million to Black Hills Chair Lift Company.

5.	Promissory Note, pursuant to which BH Development, LLC owes approximately $2.6 million to Golden Reward Mining Company Limited Partnership.

6.	Promissory Note, dated February 18, 2011, issued by Black Hills Chair Lift Company in favor of Wharf Resources (U.S.A.), Inc., pursuant to which Black Hills Chair Lift Company owes approximately $1.2 million to Wharf Resources (U.S.A.), Inc.

7.	Certain Loan Parties and Material Subsidiaries are obligors to reclamation bonds that secure potential future reclamation obligations relating to the mines operated by such entities.

8.	Royalty Stream Agreement, dated as of January 20, 2009, by and between Coeur Mexicana S.A. de C.V. and Franco-Nevada Mexico Corporation S.A. de C.V.

9.	Hedging Obligations under the ISDA 2002 Master Agreement, dated as of June 8, 2011, by and between Mitsui & Co. Precious Metals, Inc. and Coeur Mining, Inc. (formally known as Coeur D’Alene Mines Corporation), together with the confirmations, schedules and annexes thereto.

10.	Hedging Obligations under the ISDA 2002 Master Agreement, dated as of September 15, 2010, by and between JPMorgan Chase Bank, National Association and Coeur Mining, Inc. (formally known as Coeur D’Alene Mines Corporation), together with the confirmations, schedules and annexes thereto.

11.	Hedging Obligations under the ISDA 2002 Master Agreement, dated as of April 6, 2011, by and between The Toronto-Dominion Bank and Coeur Mining, Inc. (formerly known as Coeur D’Alene Mines Corporation), together with the confirmations, schedules and annexes thereto.

14	Schedule 6.01 Existing Indebtedness

12.	Hedging Obligations under the ISDA Master Agreement, dated as of September 18, 2012, by and between Wells Fargo Bank, National Association and Coeur Mining, Inc. (formerly known as Coeur D’Alene Mines Corporation), together with the confirmations, schedules and annexes thereto.

13.	Hedging Obligations under the ISDA 2002 Master Agreement, dated as of February 12, 2014, by and between The Private Bank and Trust Company and Coeur Mining, Inc., together with the confirmations, schedules and annexes thereto.

15	Schedule 6.01 Existing Indebtedness

Schedule 6.02

Existing Liens

Liens securing those Hedging Obligations listed on Schedule 6.01.

16	Schedule 6.02 Existing Liens